EXHIBIT 10.1

CONTRACT OF SALE

between

1290 MOTOR PARKWAY LLC
Seller

and

VICON INDUSTRIES, INC.
Purchaser

Property:

131 Heartland Blvd.
Brentwood (Town of Islip), New York 11717

Tax Map No. 0500-134.00-05.00-0001.000
County of Suffolk, State of New York

TABLE OF CONTENTS

ARTICLE 1.        Sale and Purchase of the Property.
ARTICLE 2.        Purchase Price.
ARTICLE 3.        Closing.
ARTICLE 4.        Conditions to Closing.
ARTICLE 5.        Permitted Exceptions.
ARTICLE 6.        State of Title.
ARTICLE 7.        Representations and Related Covenants.
ARTICLE 8.        Condition of the Property; Hazardous Materials.
ARTICLE 9.        Closing Documents and Deliveries.
ARTICLE 10.        Apportionments.
ARTICLE 11.        Taxes and Other Expenses.
ARTICLE 12.        Brokerage
ARTICLE 13.        Merger Provision.
ARTICLE 14.        Acceptance of Deed; Survival.
ARTICLE 15.        Condemnation; Casualty.
ARTICLE 16.        Remedies.
ARTICLE 17.        Assignment; Benefit and Burden; Section 1031 Applicability.
ARTICLE 18.        Downpayment Provisions.
ARTICLE 19.        No Oral Modification or Reliance by or Benefit to Third-Parties.
ARTICLE 20.        Severability.
ARTICLE 21.        Governing Law and Venue.
ARTICLE 22.        Captions.
ARTICLE 23.        Notices.
ARTICLE 24.        Counterparts.
ARTICLE 25.        Terminology.
ARTICLE 26.        Non-Recordability.

EXHIBITS

Exhibit A    Description of Land
Exhibit B    Permitted Encumbrances
Exhibit C    Seller's Lease
Exhibit D    Petition and Notice of Petition
Exhibit E    Answer and Stipulation

CONTRACT OF SALE
THIS AGREEMENT (this “Agreement”) made as of April 29, 2013 between 1290 MOTOR PARKWAY LLC, a New York limited liability company with offices at 131 Heartland Boulevard, Brentwood, New York 11717 (“Seller”), and VICON INDUSTRIES, INC., a New York corporation, having an office at 89 Arkay Drive, Hauppauge, New York 11788 (“Purchaser”) (Seller and Purchaser are collectively referred to as the “Parties”).
W I T N E S S E T H:
WHEREAS, Seller is the owner in fee of that certain land situate, lying and being in the Town of Islip, County of Suffolk, State of New York, and described in Exhibit A attached hereto, which land is commonly known by the street address 131 Heartland Blvd., Brentwood (Town of Islip), New York and identified as District 0500 Section 134.00 Block 05.00 Lot 001.000 on the Tax Map of the County of Suffolk (the “Land”), together with the improvements located thereon (such improvements, as the same may be replaced, altered or otherwise modified from time to time, are herein called the "Improvements"), all personal property used in the maintenance and operation of the Land and Improvements (the “Included Personal Property”), and all easements, rights of way, air rights, subsurface rights, strips, gores, sewer rights, water, water courses, water rights and powers, licenses, privileges, hereditaments and appurtenances that are part of or inure to the benefit of the Land and the Improvements and any guarantees, licenses, approvals, certificates, permits and warranties relating to the Land and Improvements or the personal property being conveyed hereunder, to the extent assignable, if any (the “Intangibles”) (the Land, the Improvements, the Included Personal Property and the Intangibles are herein collectively called the "Property");
WHEREAS, Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, subject to the terms and conditions set forth herein; and
WHEREAS, Suffolk Federal Credit Union (“Lender”), which holds two mortgages on the Land and Improvements (collectively, the “Mortgage”), has instituted a foreclosure action against the Land and Improvements (the “Foreclosure Action”) and has been awarded summary judgment in the Foreclosure Action by the Supreme Court of Suffolk County (the “Foreclosure Judgment”) with respect to the Land and Improvements, but is expected to deliver at the Closing, among other things, a cancellation of the Lis Pendens filed in connection therewith (the “Lis Pendens”), a satisfaction or vacatur of such Foreclosure Judgment and any other documentation required to terminate the Foreclosure Action with prejudice;
NOW, THEREFORE, intending to be legally bound, Seller and Purchaser hereby agree as follows:
ARTICLE 1.Sale and Purchase of the Property.
Section .Seller shall sell and convey to Purchaser, and Purchaser shall purchase from Seller the Property, subject to the terms, covenants, and conditions hereinafter set forth.
Section .The sale and purchase contemplated hereby (and, accordingly, the term "Property") shall not include (a) Seller's trade fixtures or (b) any of Seller's personal property other than the Included Personal Property ("Seller's Personal Property"), all of which shall be removed by Seller prior to the Closing. Seller shall repair any damage cause by the removal of such trade fixtures and/or Seller's Personal Property.
ARTICLE 2.Purchase Price.
Section .The purchase price for the Property shall be $3,300,000.00 (the “Purchase Price”), payable by Purchaser as follows:
(a) $165,000.00 as a downpayment (the “Downpayment”), paid simultaneously herewith by good bank check, subject to collection, payable to the order of “Nicholas Vincent Campasano, Esq. as Escrow Agent (“Escrow Agent”); and

(b)The balance of the Purchase Price (the “Balance”), in the amount of $3,135,000.00, shall be paid as follows on the Closing Date (hereinafter defined):

(i)
$3,029,700.00 of the Balance by unendorsed official bank check issued by a bank which is a member of the New York Clearing House payable in immediately available funds to the order of Lender or by Federal Funds wire transfer to an account or accounts designated by Lender at least two (2) business days prior to the Closing Date;

(ii)	$55,300.00 of said Balance shall be paid to Escrow Agent to be held in escrow and paid as provided in Article 27 (the “Environmental Escrow”); and

(iii)
$50,000.00 of the Balance shall be paid to Seller on the Closing Date, by an unendorsed official bank check issued by a bank which is a member of the New York Clearing House payable in immediately available funds to the order of Seller or by Federal Funds wire transfer to an account or accounts designated by Seller at least two (2) business days prior to the Closing Date; provided, however, that if Seller does not deliver vacant possession of the entire Premises to Purchaser free of all tenancies and occupancies on the Closing Date and Seller and Purchaser enter into the Seller's Lease (hereinafter defined) for a portion of the Premises, then said $50,000.00 shall be paid to Schoeman Updike Kaufman Stern & Ascher LLP as Escrowee (“Escrowee”), to be held in escrow and paid as provided in Section 9.03 (the “Vacate Escrow”).

(c)It is understood and agreed by the parties that the total Purchase Price, as adjusted to reflect apportionments, will be paid to Lender, less the $50,000.00 to be paid to Seller; subject, however, to the terms and conditions of this Agreement, including the establishment and disbursement of the Vacate Escrow from the $50,000.00 payable to Seller and the Environmental Escrow from the Balance of the Purchase Price, as adjusted, payable to Lender. Seller irrevocably authorizes and directs that such payment be made to Lender. If Seller fully complies with its obligations under this Agreement and Seller's Lease (if applicable), $50,000.00 of the Purchase Price shall be paid to Seller, subject to the terms and conditions of this Agreement.
ARTICLE 3.Closing; Seller's Lease.
Section .The closing of title (the “Closing”) shall take place on or about the Scheduled Closing Date (as hereinafter defined) at the offices of Suffolk Federal Credit Union or its counsel in Suffolk County, New York. The date on which the Closing actually occurs is the “Closing Date.”
Section .The "Scheduled Closing Date" shall mean April 29, 2013 at 11 am. TIME SHALL BE OF THE ESSENCE WITH RESPECT TO SELLER'S OBLIGATION TO CLOSE ON THE SCHEDULED CLOSING DATE.
ARTICLE 4.Conditions to Closing.
Section .During the period (the “Due Diligence Period”) commencing on the date of this Agreement and ending on the Closing Date, but in no event ending later than 5:00 P.M. Eastern Standard Time on the 45th day following the date of execution and delivery of this Agreement by both Parties, Purchaser shall have the right to have the Property inspected during reasonable hours, after reasonable notice to Seller. Purchaser has already obtained a Phase I and Phase II environmental assessment (the “Environmental Reports”) with respect to the presence or absence of Hazardous Substances (hereinafter defined) at or about the Property, and already performed a physical and mechanical inspection of the Property. Purchaser may conduct additional environmental and mechanical inspections during the Due Diligence Period.
Section .If any aspect of the Property is unsatisfactory to Purchaser, Purchaser may elect to cancel this Agreement, by written notice (the “Termination Notice”) to Seller delivered on or before the last day of the

Due Diligence Period. If Purchaser so elects to terminate this Agreement, then this Agreement shall terminate, whereupon (i) the Downpayment shall be returned to Purchaser, and (ii) thereafter Purchaser and Seller shall have no further liability or obligations under this Agreement except with respect to the provisions hereof which by their terms expressly survive the termination of this Agreement.
Section .During the Due Diligence Period, Seller agrees to cooperate in all reasonable respects with Purchaser.
Section .Purchaser hereby indemnifies and agrees to defend and hold Seller harmless from all losses, costs (including, without limitation, reasonable attorneys' fees), claims and damages caused by the negligence of Purchaser, its agents, consultants or representatives in the conduct of such inspections.
Section .TIME SHALL BE OF THE ESSENCE WITH RESPECT TO PURCHASER'S ACTIONS PURSUANT TO THIS ARTICLE 4.
ARTICLE 5.Permitted Exceptions.
Section .The Property is sold and shall be conveyed, and Purchaser shall accept title to the Property, subject to the matters described on Exhibit B (collectively, the “Permitted Exceptions”).
ARTICLE 6.State of Title.
Section .At the Closing, Seller shall deliver, and Purchaser shall accept, such title to the Property as First American Title Insurance Company (the “Title Company”) shall be willing to insure subject only to the Permitted Exceptions.
Section .Within fifteen (15) days after the date of this Agreement (if not already obtained), Purchaser shall at Purchaser's expense make application to cause title to the Property to be searched and examined by the Title Company, and shall instruct the Title Company to deliver directly to each of Purchaser and Seller copies of the title report, tax and departmental searches, a survey (if ordered) and/or survey reading (the “Title Report”), and any updates or continuations thereof and supplements thereto ordered by Purchaser or otherwise issued by the Title Company (each, a "Title Update").
Section .Purchaser's attorney has already delivered to Seller's attorney written advice (an “Objection Notice”) specifying the items in the Title Report, other than any Permitted Exceptions, to which Purchaser objects (any such specified item being herein called an “Objection”); and upon receipt of any Title Update, Seller shall promptly advise Purchaser of any additional Objections raised by such Title Update.
Section .Seller shall have the following rights and obligations with respect to discharging, or attempting to discharge, any Objections:
(a)Seller shall cooperate to release the Property from the lien of the Mortgage or to cause the discharge of the Mortgage but is under no obligation to cause such release and/or discharge if Lender will not (i) accept the Purchase Price (as adjusted to reflect the apportionments and other adjustments to the Purchase Price provided in this Agreement), less $50,000, in payment of the Mortgage and (ii) pay the real property transfer taxes and brokerage commission payable to Newmark (hereinafter defined) that are payable in connection with this transaction.
(b)Except as set forth in Section 6.04(a) hereof, Seller shall have the right, but not the obligation, to discharge (or attempt to discharge) any Objections, and, in that regard, may, but shall not be obligated to, (i) bring any action or proceeding or (ii) incur any expense or liability (contingent or otherwise) to discharge (or attempt to discharge) any Objections.
Section .Subject to Section 6.04(a) hereof, if Seller determines not to discharge any Objections, or, after attempting to discharge any Objections, is unable to do so, then (I) Seller shall so notify Purchaser, (II) Seller shall have no liability to Purchaser on account thereof, and (III) Purchaser shall have the right to elect either (a) to accept such title as Seller is able to convey, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller, or (b) to terminate this Agreement. If Purchaser elects to terminate this Agreement pursuant to the preceding clause (b), then this Agreement shall terminate, whereupon (i) the Downpayment shall be returned to Purchaser, and (ii) thereafter, Purchaser and Seller shall have no further liability or obligations under this Agreement except with respect to the provisions hereof which by their terms expressly survive the termination hereof. Purchaser shall make its election between clauses (a) and (b) of the immediately preceding sentences by written notice to Seller given not later than the fifth (5th) business day after the receipt by Purchaser of notice from Seller of Seller's inability or unwillingness to discharge any Objections. If Purchaser shall fail to give such notice as aforesaid, Purchaser shall be deemed to have elected clause (b) above.
Section .For all purposes of this Agreement, an Objection shall be deemed “discharged” by Seller if the Title Company shall be willing to omit such Objection as an exception to Purchaser's title insurance coverage with respect to the Property.
ARTICLE 7.Representations and Related Covenants.
Section .Seller's Basic Representations. It is a condition to Purchaser's obligation to close that all of the following representations shall be true and correct as of the Closing Date. Seller represents, as of the date hereof and as of the Closing Date, that:
(a)Seller is a limited liability company duly organized and in good standing under the laws of the State of New York and has the power and authority to enter into and perform its obligations under this Agreement.
(b)The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary action on the part of Seller and does not require the consent of any third party except for Lender's consent.
(c)The individual executing this Agreement on behalf of Seller has the authority to bind Seller to the terms of this Agreement.
(d)Seller has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller. Seller is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent.
(e)Seller shall take any actions that may be required to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, Executive Order No. 13224 on Terrorist Financing, any sanctions program administrated by the U.S. Department of Treasury's Office of Foreign Asset Control or Financial Crimes Enforcement Network, or any other laws, regulations, executive orders or government programs designed to combat terrorism or money laundering, if applicable, on the transactions described in this Agreement. Seller is not an entity named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury, as last updated prior to the date of this Agreement.
(f)Subject to Lender's consent to this transaction, Seller's execution of this Agreement and the performance of its obligations hereunder will not violate any agreement or other instrument to which Seller is a party or by which Seller or the Property are bound, which violation would materially and adversely affect the Property or the ability of Seller to perform its obligations under this Agreement.
(g)The Land and the Improvements have direct access to a public street.
(h)Seller has received no notice of any currently active actual or proposed taking in condemnation of all or any part of the Property, and there is no actual or proposed taking in condemnation of all or any part of the Property.
(i)Seller has not received any notice of any increase in the assessed valuation of the Premises over the current assessed valuation, or of any imposition of a special assessment other than any assessment(s) shown on the most recent real estate tax bill for the Land and Improvements.
(j)No notice of violation has been issued by the Town of Islip or any other governmental authority with respect to the Property or any portion thereof.
(k)There (i) are no judgments, orders, decrees, writs or injunctions of any kind against Seller other than the Foreclosure Judgment and (ii) is no action, suit or proceeding pending against Seller in any court or by or before any other governmental agency or instrumentality which, in the case of either (i) or (ii) would materially and adversely affect the Property or the ability of Seller to perform its obligations under this Agreement other than the Foreclosure Action.

(l)Seller holds fee simple title to the Property.
(m)The Land and Improvements constitutes one tax lot.
(n)Certificates of occupancy and approvals have been issued with respect to all Improvements at the Premises as to which a certificate of occupancy and/or approval is required to be issued by applicable legal requirements.
(o)The Included Personal Property is owned by Seller free and clear of all liens other than the Mortgage.
(p)There are no underground storage tanks located at the Property, whether currently in use or inactive.
(q)There are no outstanding rights of first refusal, rights of reverter or rights of first offer relating to the Property or any interest therein.
(r)There will be no bills or claims for labor performed and materials furnished to or for the benefit of the Property which will be outstanding or binding on Purchaser after the Closing.
(s)Seller is not a “foreign person” as defined in the Internal Revenue Code Withholding Section.
(t)Seller has not been known by any other name within the last ten (10) years.
If any of the foregoing representations are incorrect, Purchaser may terminate this Agreement, in which event the Downpayment shall be promptly refunded to Purchaser.
Section .Purchaser's Basic Representations. Purchaser represents and warrants, as of the date hereof, that:
(a)Purchaser is a New York corporation duly organized under the laws of the State of New York and in good standing under the laws of the State of New York and has the power and authority to enter into and perform its obligations under this Agreement; and
(b)The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary action on the part of Purchaser and do not require the consent of any third party. The individual executing this Agreement on behalf of Purchaser has the authority to bind Purchaser to the terms of this Agreement.
(c)Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser. Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent.
(d)There (i) are no judgments, orders, decrees, writs or injunctions of any kind against Purchaser and (ii) is no action, suit or proceeding pending against Purchaser in any court or by or before any other governmental agency or instrumentality which, in the case of either (i) or (ii), would materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.
(e)Purchaser shall take any actions that may be required to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, Executive Order No. 13224 on Terrorist Financing, any sanctions program administrated by the U.S. Department of Treasury's Office of Foreign Asset Control or Financial Crimes Enforcement Network, or any other laws, regulations, executive orders or government programs designed to combat terrorism or money laundering, if applicable, on the transactions described in this Agreement. Purchaser is not an entity named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury, as last updated prior to the date of this Agreement.
Section .Leases; Etc.
(a)Seller represents and warrants, as of the date hereof and as of the Closing Date, that (i) there are no leases, tenancies or other occupancy agreements (collectively, "Occupancy Agreements") affecting the Property, and (ii) there are no service contracts, employment agreements and/or union agreements

(collectively, "Service Contracts") affecting the Property that will be binding on Purchaser after the Closing, and (iii) there will be no bills or claims for labor performed and materials furnished to or for the benefit of the Property which will be outstanding or binding on Purchaser after the Closing.
(b)Between the date hereof and the Closing, Seller, without the consent of Purchaser, shall not enter into any Occupancy Agreements or Service Contracts affecting the Property (except for the Seller's Lease [hereinafter defined]). On or prior to the Closing, Seller shall terminate any then existing Service Contracts, such obligation of Seller to survive the Closing.
(c)The representations and warranties made by Seller pursuant to Section 7.03(a) hereof shall be deemed remade as of the Closing. Such representations and warranties shall survive the Closing.
ARTICLE 8. Condition of the Property; Insurance; Inspection; Hazardous Substances.
Section .Subject to Article 27, Purchaser shall accept the Property “as is” as of the date hereof, subject to reasonable wear and tear, provided that Article 15 of this Agreement shall govern damage caused by casualty or condemnation.
Section .Seller agrees to maintain agreed replacement cost property insurance on the Property to the date of the Closing.
Section .During the term of this Agreement, Purchaser, its architect, engineers, contractors, and consultants shall have the right to inspect the Property and take measurements from time to time during reasonable times and upon reasonable prior notice.
Section .Except as expressly set forth in this Agreement, Purchaser acknowledges and agrees that, Seller has not made and does not make any representations or warranties of any kind and shall have no liability or obligation with respect to any matter relating to the Property including (i) expenses, operation, rental income, income-producing potential, physical condition, gross and rentable square footage of the Property, access, fitness for any specific use, merchantability or habitability of the Property or any portion thereof, and (ii) the presence or absence of asbestos or any Hazardous Substances (as hereinafter defined) on, at, in, under, beneath, emanating from or affecting the Property, or (iii) any other matter affecting or relating to the Property.
Section .Purchaser acknowledges that it is being given full and fair opportunity to perform and complete its due diligence and that, if Purchaser has not terminated this Agreement prior to the expiration of the Due Diligence Period, then Purchaser has had adequate opportunity to complete its due diligence and has completed its due diligence with respect to the Property.
Section .For purposes of this Agreement:
(a)“Hazardous Substances” shall mean any (i) “hazardous substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or (ii) “hazardous waste” as defined under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., or (iii) “hazardous materials” as defined under the Hazardous Materials Transportation Authorization Act, 49 U.S.C. Section 5101 et seq., or (iv) “hazardous waste” as defined under New York Environmental Conservation Law, Section 27‑0901 et seq., (v) “hazardous substance” as defined under the Clean Water Act, 33 U.S.C. Section 1321 et seq., (vi) “petroleum” within the meaning of Article 12 of the New York State Navigation Law, (vii) asbestos containing materials, or (viii) any other element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under any Environmental Laws.
(b)“Environmental Laws” shall mean, collectively, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended, the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended, the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended, the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended, the Occupational Safety and Health Act (“OSHA”), 29 U.S. 655 et seq., the New York Inactive Hazardous Waste Disposal Sites Law, N.Y. ECL §27-1301 et seq., the New York Control of the Bulk Storage of Petroleum Law, N.Y. ECL §17-1001 et seq., the New York Oil Spill Prevention, Control and Compensation Act,

Navigation Law §170-202, the N.Y. Labor Law §241, the Control of Lead Poisoning, N.Y. Pub. Health Law §1370 et seq. and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct concerning any hazardous, toxic, radioactive, biohazardous or dangerous waste, substance or materials, including any regulations adopted and publications promulgated with respect thereto.
Section .In no event shall Seller be liable or bound in any manner by any express or implied warranty, guarantee, promise, statement, representation or information pertaining to the Property made or furnished (in writing or otherwise) by any broker, attorney, consultant, agent, employee, servant or other person representing or purporting to represent Seller or otherwise. In no event whatsoever shall any director, officer, shareholder, member, parent, manager, affiliate, employee, or agent of Seller have any obligation or liability arising from, or in connection with, this Agreement or the transactions contemplated herein.
ARTICLE 9.Closing Documents and Deliveries.
On the Closing Date:
Section .Seller shall execute, acknowledge and deliver a bargain and sale deed, with covenant against grantor's acts, in favor of Purchaser, which deed shall contain the covenant required by Section 13 of Article 2 of the New York Lien Law (the “Deed”). Purchaser shall cause such Deed to be recorded.
Section .If Seller is a limited liability company, Seller shall deliver at Closing the following: the unanimous written consent of the members, a certificate executed by the manager (if any) or the members of the limited liability company, attaching true and complete copies of the organizational documents of Seller and affirming the sale and conveyance of title in compliance with the requirements of such organizational documents (or of the applicable statute, if any).
Section .Seller shall deliver possession of the Property vacant, broom clean, and in the condition required by this Agreement, and keys therefor together with any security codes; provided that Seller may, at its option, elect to lease a portion of the Property for a term commencing on the Closing Date and ending 7 days thereafter, which portion is described in the lease annexed hereto as Exhibit C, subject to the following terms and conditions:
(a)Seller shall deliver vacant, broom clean possession of the Premises to Seller in the condition required by this Agreement, except that Seller may continue to occupy the portion of the Premises described in Seller's Lease;
(b)At the Closing Seller and Purchaser shall execute a lease (“Seller's Lease”) leasing to Seller the portion of the Premises described in the Seller's Lease (the “Demised Premises”), which Seller's Lease shall be in the form annexed hereto as Exhibit C, with the blanks (if any) to be appropriately completed. The Expiration Date in such Lease shall be the day 7 days after the Closing Date.
(c)At any time after the Closing Date, Purchaser may institute an action or proceeding to recover possession of the Demised Premises (the “Action”). Annexed hereto as Exhibit D is a notice of petition and petition in substantially the form by which such Action shall be commenced, with all blanks to be appropriately completed by Purchaser and a copy of a diagram of the Demised Premises and the Seller's Lease to be annexed to the petition as Exhibits. Seller shall accept service of such notice of petition and petition; and hereby irrevocably authorizes Macco & Stern LLP to accept service of such notice of petition and petition on behalf of Seller with the same force and effect as if same had been personally served upon Seller within the State of New York.
(d)After the Action is instituted, Seller, Purchaser and their attorneys shall promptly execute and deliver to Escrowee an answer (the “Answer”) and stipulation (the “Stipulation”) substantially in the form annexed hereto as Exhibit E, with all blanks to be appropriately completed by Purchaser (collectively, the “Answer/Stip”) under which Purchaser may obtain immediate issuance of a judgment awarding Purchaser possession of the Demised Premises and issuance of a warrant of eviction with respect thereto, execution of such warrant to be stayed through July 31, 2013. Such Answer/Stip shall be held in escrow by Escrowee. If Seller fails (or has failed) to vacate the Demised Premises on or before the date 7 days after the Closing Date in accordance with the provisions of Seller's Lease, then Escrowee shall deliver the Answer/Stip to Purchaser, which is authorized to submit such Answer/Stip to the court in which the Action is pending and to obtain a judgment awarding possession of the Demised Premises to Purchaser and issuance of a warrant of eviction with respect thereto (such warrant to be stayed until July 31, 2013). Seller shall promptly and reasonably cooperate with Purchaser's efforts to obtain such judgment and warrant, including by having its attorney attend court on the return date for the Answer.
(e)Seller's portion of the Balance of the Purchase Price, in the amount of $50,000.00 (the “Vacate Escrow”), shall be paid to Escrowee at Closing pursuant to Section 2.01(b)(iii), Escrowee shall hold and disburse the Vacate Escrow as follows: Upon (i) Seller's compliance with its obligations under subparagraphs (c) and (d) (i.e., acceptance of service of the summons, notice, and petition and execution and delivery of the Answer/Stip), and (ii) Seller's vacating the Demised Premises on or before July 31, 2013, leaving same vacant, broom clean and free of all tenancies and having fulfilled its monetary obligations under the Seller's Lease, Escrowee shall disburse the Vacate Escrow to Seller. If Seller fails to comply with Seller's obligations under subparagraphs (c) and (d) above, Escrowee shall disburse to Purchaser the full amount of the Vacate Escrow and the Purchase Price shall be deemed reduced by said amount. If Seller complies with Seller's obligations under subparagraphs (c) and (d) above, but fails to (y) vacate the Demised Premises on or before July 31, 2013, leaving same vacant, broom clean and free of all tenancies, and/or (z) have complied with its monetary obligations under Seller's Lease, then Escrowee shall disburse to Purchaser from the balance of the Vacate Escrow an amount equal to the sum of: (y) all amounts payable under the Stipulation, including all use and occupancy payable under the Stipulation for each day after July 31, 2013 that Seller, or anyone holding through Seller, remains in possession of the Demised Premises, and (z) all loss, damages, expenses and costs incurred by Purchaser by reason of Seller's failure, including reasonable attorneys' fees incurred by Purchaser to obtain possession of the Demised Premises; and the balance (if any) shall be paid to Seller. Either party may make written demand upon Escrowee for payment of the amount due it. Upon receipt of such demand, Escrowee shall give written notice to the other party of such demand. If Escrowee does not receive a written objection from the other party to the proposed payment within 10 business days after the giving of such notice, Escrowee is hereby authorized to make such payment and shall thereupon be released from liability hereunder. If Escrowee does receive such written objection within such 10 day period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final and non‑appealable judgment of a court. However, Escrowee shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the Supreme Court of the county in which the Demised Premises is located. Escrowee shall give written notice of such deposit to Seller and Purchaser. Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder. Except as herein otherwise provided, the provisions of Article 18 of this Agreement shall apply to the Vacate Escrow.
(f)At the Closing, Seller shall deliver to Purchaser a Limited Guaranty in the form annexed as Exhibit 2 to Seller's Lease, with blank lines and spaces appropriately completed by Purchaser's attorney, executed by Robert Ward with his signature acknowledged before a notary.
(g)The provisions of this Section 9.03 shall survive Closing.
Section .Seller or Lender shall deliver checks to the order of the Title Company in payment of all applicable real property transfer taxes and Seller shall deliver to Title Company any required tax returns therefor executed by Seller. Such checks shall be official bank checks. Seller may elect to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof.
Section .Seller and Purchaser shall complete, execute and deliver Form RP-5217.

Section .Seller shall deliver an affidavit of Seller pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, stating that Seller is not a foreign person within the meaning of such Section.
Section .Seller shall assign to Purchaser any and all assignable warranties affecting the Property. Seller also agrees to deliver any plans, licenses and permits relating to the Property which Seller has in its possession to the extent not located at the Property.
Section .Purchaser shall complete and sign all required real property transfer tax returns and cause the Title Company to deliver all such returns and the Form RP-5217 and the checks in payment of such taxes to the appropriate officers promptly after the Closing.
Section .Purchaser shall deliver (a) to Lender the Balance (as adjusted to reflect apportionments) less $105,300.00, (b) $55,300.00 to Escrow Agent, to be held in accordance with the provisions of Article 27, and (c) $50,000.00 to Seller or to Escrowee, as the case may be, in accordance with the provisions of Section 2.01(b)(iii) and Section 9.03 hereof.
Section .Lender shall deliver such documentation as is reasonably required by the Purchaser and required by the Title Company to cause the Title Company to omit all title exceptions relating to the Foreclosure Action and the Mortgage, including the vacating of the Foreclosure Judgment, dismissal of the Foreclosure Action with prejudice, release of the Property from the lien of the Mortgage or discharge of said Mortgage, and termination of Uniform Commercial Code financing statements and Assignments of Leases and Rents.
Section .Seller and Purchaser shall each make such other payments which are required by this Agreement to be made by it at the Closing.
Section .Seller and Purchaser shall each execute, acknowledge and/or deliver any and all other documents or other items which are required by this Agreement to be executed, acknowledged and/or delivered by Seller and/or Purchaser, as the case may be, at the Closing. Seller shall deliver to the Title Company such documents, affidavits, information and indemnifications as are reasonably and customarily required by title companies.
ARTICLE 10.Apportionments.
Section .The following apportionments shall be made between the parties at the Closing and shall be computed as of 11:59 P.M. on the day prior to the Closing Date, except as otherwise provided below:
(a) Real estate taxes on the basis of the fiscal period for which assessed. At or before the Closing, either (i) Seller or Lender shall pre-pay the second half of the real estate taxes payable with respect to the Land and Improvements (together will all outstanding real estate taxes, penalties and interest), and same shall be apportioned in accordance with this Article 10; or (ii) Purchaser shall pay same to the Title Company and receive a credit at Closing for the portion of such payment allocable to the period prior to Closing. Notwithstanding the foregoing, if Section 9.03 applies, real estate taxes shall be apportioned as if June 30, 2013 were the Closing Date, notwithstanding that Seller shall have possession of part of the Property after the Closing Date.
(b) If required to clear title, Seller shall obtain a final water reading within the 10 day period prior to Closing and Seller shall pay the water charges reflected on such final reading (by payment to the appropriate utility or by payment to the Title Company, if practicable). Water shall be apportioned, based on such reading (calculating water usage on a per diem basis), as of the Closing Date; provided that if Section 9.03 applies, there shall be no apportionment of water/sewer charges and the Seller's Lease shall govern the apportionment of water/sewer charges. If a final water meter reading is not required to clear title, then Seller shall pay all water charges through the Closing, closing its account as of the Closing date; provided that, if Section 9.03 applies, Seller shall continue to pay water charges after the Closing pursuant to the terms of the Lease.

(b) If, at the Closing, the Premises shall be affected by an assessment which is or may become payable in annual installments, the installment for the tax year in which the Closing occurs shall be apportioned in the same manner as real estate taxes and all installments allocable to the periods following the tax year in which the Closing occurs shall be Purchaser's responsibility.
All net apportionments in favor of Seller shall be paid to Lender (and Seller hereby authorizes such payment) and any net apportionment in favor of Purchaser shall be credited to Purchaser against the $3,035,000.00 portion of the Balance of the Purchase Price payable pursuant to Section 2.01(b)(i).
Section .If the Closing Date or, if applicable, June 30, 2013, shall occur before a new tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of real estate taxes shall be recomputed. Any discrepancy resulting from such re-computation shall be promptly corrected, which obligation shall survive the Closing.
Section .Any errors or omissions in computing apportionments shall be promptly corrected, which obligations shall survive the Closing.
Section .The provisions of this Article 10 shall survive the Closing.
ARTICLE 11.Taxes and Other Expenses.
Section .Seller or Lender shall pay the real property transfer taxes imposed in connection with the sale and purchase of the Property hereunder as provided in Section 9.04 above.
Section .Purchaser shall pay all state, city, county and municipal recording fees and premiums, and fees for title examination and title insurance obtained by Purchaser in connection with the transaction contemplated by this Agreement, and all related charges and costs in connection therewith including in connection with any survey.
Section .Purchaser shall pay all costs and expenses incurred by Purchaser in connection with its purchase of the Property and any financing thereof, including any environmental inspection reports prepared in connection therewith, and the fees and expenses of Purchaser's legal counsel and other advisors (subject to Article 27).
Section .Seller shall pay the fees and expenses of Seller's legal counsel and other advisors.
Section .The provisions of this Article 11 shall survive the Closing.
ARTICLE 12.Brokerage
Section .Seller and Purchaser each represents and warrants to the other party that it has dealt with Newmark Grubb Knight Frank (“Newmark”) in connection with the negotiation, execution and delivery of this Agreement and the transaction contemplated hereby. Seller or Lender shall pay Newmark any commission due Newmark, by separate agreement.
Section .The provisions of this Article 12 shall survive the termination of this Agreement and/or the Closing.
ARTICLE 13.Merger Provision.
All understandings and agreements heretofore had between the parties hereto with respect to the subject matter of this Agreement are merged in this Agreement, which alone completely expresses their agreement with respect to such subject matter, and this Agreement is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied in this Agreement. Purchaser expressly acknowledges that Seller has not undertaken, nor does it have, any duty of disclosure to Purchaser with respect to the Property or anything related thereto or to the transactions contemplated hereby.

ARTICLE 14.Acceptance of Deed; Survival.
The acceptance of the Deed by Purchaser shall be deemed an acknowledgment by Purchaser that Seller has fully complied with all of its obligations hereunder and that Seller is discharged therefrom and that Seller shall have no further obligation or liability with respect to any of the agreements, warranties or representations made by Seller in this Agreement, except for those contained in provisions of this Agreement which, pursuant to the express provisions hereof, survive the Closing and except, if applicable, for Seller's obligations under Seller's Lease.
ARTICLE 15.Condemnation; Casualty.
Section . If, during the period between the date hereof and the Closing, the Town of Islip or any other governmental authority having a power of eminent domain shall initiate any condemnation or eminent domain proceedings (“Taking Proceedings”) which might result in the taking of the Property or any part thereof (the "Taking") or if there are pending any such Taking Proceedings, then, in any such event, (I) Seller shall so notify Purchaser, (II) Seller shall have no liability to Purchaser on account thereof, (III) Purchaser shall have the right to elect either (a) to accept such title as Seller is able to convey, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller, or (b) to terminate this Agreement. If Purchaser elects to terminate this Agreement pursuant to the preceding clause (III) (b), then this Agreement shall terminate, whereupon (i) the Downpayment shall be returned to Purchaser, and (ii) thereafter, Purchaser and Seller shall have no further liability or obligations under this Agreement except with respect to the provisions hereof which by their terms expressly survive the termination hereof. Purchaser shall make its election between subclauses (a) and (b) of clause III by written notice to Seller given not later than the fifth (5th) business day after the receipt by Purchaser of notice from Seller of condemnation or eminent domain proceedings. If Purchaser shall fail to give such notice as aforesaid, Purchaser shall be deemed to have elected subclause (b) above of Clause III. If this Agreement is not terminated by reason of any such Taking Proceedings, then this Agreement shall remain in full force and effect, and Seller and Purchaser shall proceed to effectuate the Closing under all the terms of this Agreement, subject, however, to the following: (1) Purchaser shall accept the Property subject to the Taking Proceedings (or, if the Taking shall have occurred prior to the Closing, Purchaser shall accept the remaining portions of the Property), without any adjustment to the Purchase Price on account thereof; (2) Seller, prior to the Closing, shall, in consultation with Purchaser, and at Purchaser's sole cost and expense, make all filings and other submissions required of the owner of the Property prior to the Closing in order to preserve and/or apply for any and all claims for any condemnation award on account of such Taking Proceedings, provided, however, that Seller shall not settle any such claims without Purchaser's approval, which approval Purchaser shall not unreasonably withhold; and (3) Seller, at the Closing, shall (x) pay to Purchaser an amount equal to any condemnation award theretofore received by Seller on account of such Taking, and (y) assign and transfer to Purchaser all of Seller's right, title and interest in and to any condemnation award which may thereafter be paid on account of such Taking. Notwithstanding the foregoing, if, and to the extent, any of Seller's Personal Property is condemned as part of any such Taking, Seller shall be entitled to receive and retain the portion of any such condemnation awards allocable thereto.
Section .If, prior to the Closing, there shall occur damage to the Property caused by fire or other casualty which would cost less than $100,000.00 (the “Casualty Threshold”) to repair, as reasonably determined by an engineer selected by Seller and reasonably satisfactory to Purchaser, and Seller's insurance coverage will cover the full repair cost (subject to the policy deduction which may not exceed $25,000), then Purchaser shall not have the right to terminate this Agreement by reason thereof, but Seller shall assign to Purchaser at the Closing, by written instrument in form and substance reasonably satisfactory to Purchaser, all of the insurance proceeds payable on account of any such fire or casualty, shall deliver to Purchaser any such proceeds actually paid to Seller less the Reimbursable Amounts (hereinafter defined), and shall afford to Purchaser at Closing a credit against the balance of the Purchase Price in an amount equal to any deductible (to be first applied against the portions of the Balance payable under Section 2.01(b)(i) and 2.01(b)(iii)). If prior to the Closing there shall occur damage to the Property caused by fire or other casualty which would cost an amount equal to the Casualty Threshold or more to repair, as reasonably determined by an engineer selected by Seller and reasonably satisfactory to Purchaser, then Purchaser may elect to terminate this Agreement by notice given to Seller and Escrow Agent within ten (10) days after Purchaser has received notice from Seller notice that such damage occurred, or at the Closing, whichever is earlier, as of which date TIME SHALL BE OF THE ESSENCE, upon which termination, Escrow Agent shall deliver the Downpayment to Purchaser, this Agreement shall thereupon be null and void and neither party hereto shall thereupon have any further obligation to the other, except for those obligations and liabilities that are expressly stated to survive termination of this Agreement. If Purchaser does not elect to terminate this Agreement, then the Closing shall take place as herein provided, without adjustment of the Purchase Price, and Seller shall assign to Purchaser at the Closing, by written instrument in form reasonably satisfactory to Purchaser, all of the insurance proceeds payable on account of any such fire or casualty less the Reimbursable Amounts, shall deliver to Purchaser any such proceeds or awards actually paid to Seller, and shall afford to Purchaser at Closing a credit against the balance of the Purchase Price in an amount equal to any deductible (to be first applied against the portions of the Balance payable under Section 2.01(b)(i) and 2.01(b)(iii)). The term “Reimbursable Amounts” shall mean costs and expenses actually and reasonably incurred by or for the account of Seller in connection with fire or other casualty for (x) compliance with governmental ordinances, orders or requirements of any governmental department, agency or bureau having jurisdiction of the Property, (y) safeguarding the Property or any part thereof, including any protective restoration or (z) emergency repairs made by or on behalf of Seller (to the extent Seller has not theretofore been reimbursed by its insurance carrier).
Section .The parties hereby waive the provisions of Section 5-1311 of the New York General Obligations Law, and agree that the same shall not apply to this Agreement.
ARTICLE 16.Remedies.
Section .If Seller defaults in its obligation to effectuate the Closing hereunder, Purchaser shall be entitled, to either (a) seek specific performance of this Agreement or (b) terminate this Agreement and receive a refund of the Downpayment. If (1) any dispute develops between Seller and Lender with respect to this Agreement, the Mortgage, or any related matter and, in connection therewith, Purchaser is made a party to any action or proceeding, by whatever means, or (2) the Closing does not occur on or before April 29, 2013 for any reason other than Purchaser's default, then Purchaser shall be entitled to either (y) seek specific performance of this Agreement or (z) terminate this Agreement and receive a refund of the Downpayment. For purposes of clarification, it is the intention of the parties to allow Purchaser to withdraw from the purchase and terminate this Agreement if it becomes embroiled in any litigation by reason of any dispute between Seller and Lender (regardless of who is at fault) or if Closing does not occur on or before April 29, 2013 for any reason other than Purchaser's default. Upon such termination of this Agreement and refund of the Downpayment, Seller and Purchaser shall have no further obligation to one another, other than those obligations which, pursuant to the express provisions hereof, survive the termination of this Agreement.
Section .Seller and Purchaser agree that it would be impractical and extremely difficult, if not impossible, to fix actual damages that would be suffered by Seller as a result of Purchaser's failure to close in accordance with the provisions of this Agreement. The parties therefore agree that if Purchaser materially defaults in its obligation to effectuate the Closing hereunder, then Seller, as its sole remedy on account thereof, may terminate this Agreement by written notice to Purchaser, whereupon Seller shall be entitled to retain the Downpayment as liquidated damages on account of such default and hereby authorizes the Escrowee to pay the same to Lender in reduction of the amounts due to Lender under the Mortgages (to be applied in Lender's discretion), and thereafter neither party shall have any further rights or obligations hereunder other than those which, pursuant to the express provisions hereof, survive the termination of this Agreement. The parties have consulted with their respective advisors and attorneys and have negotiated with each other and have agreed upon an amount for the Downpayment that both believe is fair and reasonable under the circumstances and a suitable proxy for actual damages. The payment of the Downpayment to Seller as liquidated damages is not intended to be a forfeiture or penalty, but instead is intended to constitute liquidated damages to Seller and is a reasonable estimate of the damages that will be incurred by Seller if Purchaser defaults in its obligation to purchase the Property hereunder. Purchaser covenants not to bring any action or suit challenging the amount of liquidated damages provided hereunder in the event of such default.
Section .This Article 16 shall expressly survive the termination of this Agreement.
ARTICLE 17.Assignment; Benefit and Burden; Section 1031 Applicability.
Section .Neither this Agreement nor any of the rights of Purchaser hereunder (nor the benefit of such rights) may be assigned or encumbered by Purchaser, in whole or in part, without Seller's prior written consent, and any purported assignment or encumbrance without Seller's prior written consent shall be void and constitute a default hereunder.
Section .Neither the consent of Seller to an assignment by Purchaser, nor the assignment itself, shall release Purchaser in any respect from the performance or observance of any of the covenants to be performed or observed by Purchaser under this Agreement, Purchaser in such case being primarily and jointly and severally liable with each assignee, nor shall such consent or assignment relieve the permitted assignee from obtaining Seller's prior written consent to any further assignment.
Section .This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective legal representatives, successors in interest and permitted assigns.
Section .Seller is advised that Purchaser may be effectuating an exchange pursuant to Section 1031 of the Internal Revenue Code, and the regulations promulgated thereunder.  To facilitate such exchange, and as a material inducement to enter into this Agreement, Seller consents and agrees (i) to Purchaser's assignment of this Agreement and/or its rights hereunder to either a Qualified Intermediary (as defined in Treasury Regulations Section 1.1031(k)-1(g)(4)), or an Exchange Accommodation Titleholder (as defined by Revenue Procedure 2000-37) and (ii) to take such other actions as are reasonably necessary to facilitate such like-kind exchange, which shall in no event involve Seller acquiring title to or owning any replacement property on behalf of Purchaser.  Purchaser shall reimburse Seller for any reasonable attorneys' fees incurred by Seller in reviewing any 1031 documentation to be signed by Seller.
ARTICLE 18.Downpayment Provisions.
Section .All sums paid on account of the Purchase Price prior to the Closing (collectively, “Downpayment”) shall be paid by good check drawn to the order of and delivered to “Nicholas Vincent Campasano Esq. as Escrow Agent” (“Escrow Agent”) or by wire transfer to Escrow Agent. The Escrow Agent shall hold the Downpayment in escrow in a special bank account at JP Morgan Chase Bank located at Deer Park, New York (or as otherwise agreed in writing by Seller, Purchaser and Escrow Agent) until the Closing or sooner termination of this Agreement and shall pay over or apply the Downpayment in accordance with the terms of this Section. Escrow Agent shall hold the Downpayment in a non-interest bearing IOLA account. Escrow Agent shall not be responsible for any loss of the Downpayment caused by the failure, suspension, bankruptcy or dissolution of the institution in which the Downpayment is deposited. Each of the parties, upon Escrow Agent's request, shall promptly furnish to Escrow Agent a completed and executed Form W-9, together with such other information as Escrow Agent shall reasonably require. At the Closing, the Downpayment and the interest thereon, if any, shall be paid by Escrow Agent to Lender and Seller hereby authorizes such disbursement of the Downpayment. If for any reason the Closing does not occur and either party makes a written demand upon Escrow Agent for payment of such amount, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within 10 business days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such 10 business day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final and non‑appealable judgment of a court. However, Escrow Agent shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the Supreme Court of the county in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.
Section .The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the duties of Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Downpayment in accordance with the provisions of this Agreement, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent.
Section .Escrow Agent has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this Agreement.
Section .If Escrow Agent is Seller's attorney, Escrow Agent or any member of its firm shall be permitted to act as counsel for Seller in any dispute as to the disbursement of the Downpayment or any other dispute between the parties whether or not Escrow Agent is in possession of the Downpayment and continues to act as Escrow Agent.
Section .Escrow Agent may act or refrain from acting in respect of any matter referred to in this Section in full reliance upon and with the advice of counsel which may be selected by it (including any member of its firm) and shall be fully protected in so acting or refraining from action upon the advice of such counsel.
Section .All payments of Purchaser on account of the Downpayment, and Purchaser's expenses for title examination (not to exceed $1,000.00), are hereby made a lien against the Property. Said lien shall not continue or exist after any default by Purchaser hereunder.
ARTICLE 19.No Oral Modification or Reliance by or Benefit to Third-Parties.
Section .This Agreement may not be amended, modified or terminated, nor may any provision hereof be waived, except by a written instrument signed by both Purchaser and Seller.
Section .No person or entity other than a party to this Agreement shall be entitled to rely on this Agreement, and this Agreement is not made for the benefit of any person or entity not a party hereto, except that those provisions of this Agreement that refer to the Lender are intended to benefit the Lender as third party beneficiary subject to the terms and conditions of such provisions. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
ARTICLE 20.Severability.
If any provision of this Agreement or the application thereof to any party or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to parties or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and be enforced to the fullest extent permitted by law.
ARTICLE 21.Governing Law and Venue.
The validity of this Agreement and the rights, obligations and relations of the parties hereunder shall be construed and determined under and in accordance with the laws of the State of New York. All actions or proceedings relating to this Agreement shall be litigated only in courts located within the County of Suffolk and State of New York. Each party hereby subjects itself to the jurisdiction and venue of any state or federal court located within the County of Suffolk and State of New York.

ARTICLE 22.Captions.
The captions of the various Articles in this Agreement are for convenience only and do not, and shall not be deemed to, define, limit or construe the contents of such Articles.
ARTICLE 23.Notices.
Section .Any notice, demand or other communication (each, a “notice”) that is given or rendered pursuant to this Agreement by either Seller or Purchaser to the other party, shall be (i) given or rendered in writing, (ii) addressed to the other party at its required address(es) for notices delivered to it as set forth in Section 23.02 below, and (iii) delivered via either (x) hand delivery, or (y) nationally recognized courier service (e.g., Federal Express, Express Mail). Any such notice shall be deemed given or rendered, and effective for purposes of this Agreement, as of the date actually delivered to the other party at such address(es) (whether or not the same is then received by other party due to a change of address of which no notice was given, or any rejection or refusal to accept delivery). Notices from either party (to the other) may be given or rendered by its counsel.
Section .The required address(es) of each party for notices delivered to it is (are) as set forth below. Each party, however, may, from time to time, designate an additional or substitute required address(es) for notices delivered to it (provided, that such designation must be made by notice given in accordance with this Article 23).

If to Seller:	1290 Motor Parkway LLC 131 Heartland Blvd. Brentwood, New York 11717
with a copy to:	Charles Wallshein Esq. Macco & Stern LLP 135 Pinelawn Road, Suite 120 South, Melville NY 11747
If to Purchaser: With a copy to:	Vicon Industries, Inc. 89 Arkay Drive Hauppauge, New York 11788 Attn: Kenneth Darby, President Nancy Ann Connery, Esq. Schoeman Updike Kaufman Stern & Ascher LLP 551 Fifth Avenue New York, New York 10176
If to Escrow Agent	Nicholas Vincent Campasano, Esq. 2000 Deer Park Avenue Deer Park, New York 11729
If to Escrowee	Nancy Ann Connery, Esq. Schoeman Updike Kaufman Stern & Ascher LLP 551 Fifth Avenue New York, New York 10176

ARTICLE 24.Counterparts. This Agreement may be executed with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement may be executed by any party by delivery of a facsimile signature or by email in PDF format, which signature shall have the same force and effect as an original signature. Any party which delivers a facsimile or PDF signature shall promptly thereafter deliver an originally executed signature to the other party(ies); provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile or in PDF format.
ARTICLE 25.Terminology.
As used in this Agreement, (i) the phrase “and/or” when applied to one or more matters or things shall be construed to apply to any one or more or all thereof as the circumstances warrant at the time in question, (ii) the terms “herein” “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular Section, unless expressly so stated, (iii) the term “including”, whenever used herein, shall mean “including without limitation”, except in those instances where it is expressly provided otherwise, (iv) the term “person” shall mean a natural person, a corporation, a limited liability company, and/or any other form of business or legal association or entity, and (v) the term "business day" shall mean any day other than a Saturday, Sunday or Federal or New York State holiday.
ARTICLE 26.Non-Recordability.
This Agreement shall not be recorded by Purchaser and all recordation officers are hereby directed not to record this Agreement. Any recordation by Purchaser shall be a default by Purchaser hereunder.
ARTICLE 27.Post-Closing Environmental Matters.
Section .Purchaser has performed a Phase II Environmental Assessment of the Property, including additional testing activities during the weeks commencing March 31, 2013 and April 7, 2013 (the “Phase II Assessment”). Such Phase II Assessment has disclosed the existence of contamination by certain Hazardous Substances above legal limits in certain dry wells at the Property and some above-ground and underground airborne contamination in a chemical usage/storage area of the building (the “Disclosed Contamination”). Such contamination has been, or will be, reported to the governmental authorities having jurisdiction (collectively, the “Governmental Authorities”), including the Suffolk County Health Department. The Governmental Authorities are expected to open up case files with respect to the Disclosed Contamination and any other contamination by Hazardous Substances that may be disclosed by remediation activities with respect to the Disclosed Contamination (collectively, the “Cases”). The Disclosed Contamination and any such other contamination are referred to herein as the “Contamination”. The estimated cost of the Phase II Assessment and remediating the Disclosed Contamination is $55,300.00.00. Purchaser is buying the Property subject to the Disclosed Contamination and agrees to make no claim against Lender with respect to the Contamination, subject to the provisions of Section 27.02 below.
Section .(a) $55,300.00 of the Balance (the “Environmental Escrow”) shall be deposited with Escrow Agent at Closing, which amount shall be held in escrow by Escrow Agent and paid and disbursed as follows: Escrow Agent shall disburse the Environmental Escrow from time to time (a) to Purchaser, its successors and assigns in reimbursement for the Remediation Costs (hereinafter defined), or (b) directly to the contractors and consultants engaged by Purchaser to conduct such remediation, upon presentation by Purchaser to Escrow Agent of invoices for services rendered and materials and equipment supplied in connection with the remediation of the Contamination. The costs for which the Environmental Escrow shall be disbursed (the “Remediation Costs”) shall include all costs and expenses incurred by Purchaser in connection with the investigation and remediation of the Contamination, including but not limited to (i) inspection, testing, and consulting services, including the Phase II Assessment; (ii) installing, maintaining, operating, repairing, inspecting, replacing and removing monitoring wells, air sparging wells, soil vapor extraction wells, and remediation equipment (including any trailer) at the Property (the “Equipment”); (iii) reading and monitoring equipment; (iv) taking groundwater and soil samples and performing other testing activities; (v) excavating (and backfilling) contaminated soil and removing contaminated groundwater; (vi) treating soil and groundwater and taking such other remedial steps as may be necessary to address the Contamination; (vii) fees paid to Governmental Authorities with respect to the Contamination, and (viii) monitoring air quality.

Purchaser may from time to time make written demand upon Escrow Agent for payment or reimbursement of the Remediation Costs and Escrow Agent shall make such payment or reimbursement out of the Environmental Escrow. If and when the Cases have been closed by the Governmental Authorities, the balance of the Environmental Escrow, less any outstanding Reimbursement Costs (which shall be paid as provided above), shall be paid to Lender. After the Closing, Purchaser shall use reasonable efforts to complete the remediation and obtain the closure of the Cases and shall conduct such remediation with reasonable promptness.
(a)Upon receipt of any demand for disbursement of the Environmental Escrow, Escrow Agent shall give written notice to Lender (if demand is made by Purchaser) or Purchaser (if demand is made by Lender) of such demand. If Escrow Agent does not receive a written objection from Lender (if demand is made by Purchaser) or Purchaser (if demand is made by Lender) to the proposed payment within 10 business days after receipt of such notice, Escrow Agent shall make such payment and shall thereupon be released from liability with respect to the funds disbursed. If Escrow Agent does receive such written objection within such 10 business day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final and non‑appealable judgment of a court. However, Escrow Agent shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the Supreme Court of the county in which the Property is located. Escrow Agent shall give written notice of such deposit to Lender and Purchaser. Upon such deposit Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder. Except as herein otherwise provided, the provisions of Article 18 of this Agreement shall apply to the Environmental Escrow.
Section .Notices under this Article 27 may be given by Lender, Purchaser or their attorneys. Any notice, demand or other communication (each, a “notice”) that is given or rendered pursuant to this Agreement by either Lender or Purchaser to the other party, shall be (i) given or rendered, in writing, (ii) addressed to the other party at its required address(es) for notices delivered to it as set forth below, and (iii) delivered via either (x) hand delivery, or (y) nationally recognized courier service (e.g., Federal Express, Express Mail). Any such notice shall be deemed given or rendered, and effective for purposes of this Agreement, as of the date actually delivered to the other party at such address(es) (whether or not the same is then received by other party due to a change of address of which no notice was given, or any rejection or refusal to accept delivery). Notices from either party (to the other) may be given or rendered by its counsel.
Section .Notices shall be given as follows:

If to Purchaser:	Vicon Industries, Inc. 89 Arkay Drive Hauppauge, New York 11788 Attn: Kenneth Darby, President
If to Escrow Agent	Nicholas Vincent Campasano, Esq. 2000 Deer Park Avenue Deer Park, New York 11729
If to Lender	Suffolk Federal Credit Union 3681 Horseblock Road Medford, New York 11763
Section .The provisions of this Article shall survive Closing.

IN WITNESS WHEREOF, Seller and Purchaser have each duly executed this Agreement as of the date first above written.
PURCHASER:

VICON INDUSTRIES, INC.

By:    ________________________
Name:
Title:
Federal Tax ID#: 11-2160665

SELLER:

1290 MOTOR PARKWAY LLC

By    ________________________
Name:
Title:
Federal Tax ID#:
ESCROW AGENT (as to Articles 18 and 27):

_________________________________
Nicholas Vincent Campasano, Esq.

ESCROWEE (as to Section 9.03(d) and (e)):
SCHOEMAN UPDIKE KAUFMAN STERN & ASCHER, LLP

By: _______________________________
Name:
Title:

LENDER (as to Article 27):

Suffolk Federal Credit Union

By:_______________________________
Name:
Title:

EXHIBIT A

SCHEDULE A DESCRIPTION

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE TOWN OF ISLIP, COUNTY OF SUFFOLK AND STATE OF NEW YORK, BEING BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE EASTERLY SIDE OF HEARTLAND BOULEVARD SAID POINT OR PLACE OF BEGINNING BEING 2279.05 FEET NORTHERLY ALONG THE EASTERLY SIDE OF HEARTLAND BOULEVARD FROM THE NORTHERLY END OF 40.00 FOOT RADIUS CURVE WHICH CONNECTS THE EASTERLY SIDE OF HEARTLAND BOULEVARD WITH THE NORTHERLY SIDE OF LONG ISLAND AVENUE.

RUNNING THENCE NORTHERLY ALONG THE EASTERLY SIDE OF HEARTLAND BOULEVARD FROM SAID POINT OR PLACE OF BEGINNING N 0° 33' 15" W, A DISTANCE OF 205.80 FEET TO A POINT.

THENCE EASTERLY N 89° 26' 45" E, 635.00 FEET TO THE WESTERLY SIDE OF SAGTIKOS STATE PARKWAY (STATE OF NEW YORK).

THENCE SOUTHERLY ALONG THE WESTERLY SIDE OF SAGTIKOS STATE PARKWAY (STATE OF NEW YORK) S 0° 33' 15" E, A DISTANCE OF 205.80 FEET TO A POINT.

THENCE WESTERLY S 89° 26' 45" W, A DISTANCE OF 635.00 FEET TO THE EASTERLY SIDE OF HEARTLAND BOULEVARD AND SAID POINT OR PLACE OF BEGINNING.

EXHIBIT B

PERMITTED ENCUMBRANCES

(a)any state of facts (including those relating to physical condition or variations in location or dimension) (a) disclosed by the survey by Barrett Bonacci & Van Weele PC dated 8/27/2008, and (b) that would be disclosed by an accurate survey of the Property provided that such state of facts do not render title unmarketable;
(b)Declaration of Covenants and Restrictions recorded 2/16/1984 in Liber 9514 Cp 74, provided policy insures that any violations thereof will not result in a forfeiture or reversion of title.
(c)Declaration of Covenants and Restrictions recorded 7/13/1984 in Liber 9599 Cp 331, provided policy insures that any violations thereof will not result in a forfeiture or reversion of title.
(d)Telephone Easement Agreement recorded 8/2/1988 in Liber 10658 Cp 236, provided policy insures that said easement/right of way/agreement(s) will not prohibit the existing use of the improvements on the premises. (See post)
(e)all grants, licenses or other rights (if any) existing on the date hereof in favor of any public or private utility company or governmental entity for, or pertaining to, utilities, sewers, water mains or drainage, which are of record or, if not of record, which would not materially interfere with Purchaser's use of the Property in accordance with applicable zoning laws, rules and regulations;
(f)any and all present and future laws, regulations, restrictions, requirements, ordinances, resolutions and orders (including, without limitation, any of the foregoing relating to zoning, building and environmental protection) (collectively, “Laws”) as to the use, occupancy, subdivision or improvement of the Property adopted or imposed by any bureau, board, commission, legislature, department or other governmental body having jurisdiction over or affecting the Property, excluding liens arising from any violation of Laws arising from the current use of the Land and Improvements and excluding Laws that would prohibit or substantially interfere with Purchaser's proposed use of the Property;
(g)all notations and/or notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by any governmental authority having jurisdiction over or affecting the Property (collectively, “Violations”), except to the extent of any liens based upon assessed and unpaid fines arising out of any Violations;
(h)any lien for real estate taxes and government impositions of any kind that are not yet due and payable, including but not limited to town taxes, county taxes, village taxes, school taxes, library taxes, fire department taxes, special assessments, business improvement district charges, water and sewer taxes, rents and charges, and other governmental charges and impositions;
(i)the standard printed exceptions, and exclusions to coverage, set forth in the form of title policy utilized by the Title Company.

EXHIBIT C
SELLER'S LEASE

LEASE AGREEMENT

between

VICON INDUSTRIES, INC., Landlord

and

1290 MOTOR PARKWAY LLC , Tenant

Location of Premises

Street:             131 Heartland Boulevard
Town:                 Islip
County:             Suffolk
State:                 New York
Tax Map Identification No.     0500-134.00-05.00-0001.000

AGREEMENT OF LEASE, dated as of April 29, 2013, between VICON INDUSTRIES, INC., a New York corporation, having offices at 89 Arkay Drive, Hauppauge, New York 11788, as landlord (“Landlord”) and 1290 MOTOR PARKWAY LLC, a New York limited liability company, having offices at 131 Heartland Boulevard, Brentwood, New York 11717, as tenant (“Tenant”).
PREAMBLE

A.
Tenant is the former owner of the land and improvements known as 131 Heartland Drive, Brentwood (Town of Islip), New York (the “Entire Property”). Immediately prior to execution of this Lease, Tenant conveyed the Entire Property to FAE Holdings 415829R, LLC, as a Qualified Intermediary (as defined in Treasury Regulations Section 1.1031(k)-1(g)(4)) or an Exchange Accommodation Titleholder (as defined by Revenue Procedure 2000-37) taking title on behalf of Vicon Industries, Inc.; and FAE Holdings 415829R, LLC thereupon leased the Entire Property to Vicon Industries, Inc. (the Landlord herein) pursuant to an underlying lease.

B.
Tenant conveyed the Entire Property to FAE Holdings 415829R, LLC pursuant to the terms and provisions of that certain Contract of Sale, dated April 29, 2013, between 1290 Motor Parkway LLC, as Seller, and Vicon Industries, Inc., as Purchaser, for the Entire Property (the “Contract”).

C.
In connection with the sale of the Entire Property by Tenant to FAE Holdings 415829R, LLC, Landlord agreed to temporarily sublease a portion of the Entire Property to Tenant upon the terms and conditions hereinafter set forth. This Lease constitutes a sublease of such portion of the Entire Property, which portion is more specifically described below, to Tenant.
NOW, THEREFORE, Landlord and Tenant, intending to be legally bound, agree as follows:

Article I.	Basic Terms and Definitions; Rules of Construction
Section . The following basic terms, as used in this Lease and in all amendments to the Lease (unless otherwise specified or unless the context otherwise requires), shall have the meanings set forth below:

(a)
Land: All that certain plot, piece or parcel of land located in the Town of Islip, County of Suffolk, State of New York, which land is described in Exhibit 1 annexed hereto and which is known as 131 Heartland Blvd., Brentwood (Town of Islip), New York.

(b)
Improvements: The building (the “Building”) and all other improvements now located, or hereafter erected, on the Land, together with all fixtures now or in the future installed or erected in or upon the Land or such improvements, including equipment, elevators, escalators, machinery, pipes, conduit, wiring, septic systems, wells, heating, ventilation and air conditioning systems), but excluding trade fixtures used in the conduct of Tenant's business.

(c)
Premises: (a) Administrative office in the southwest corner of the Building (and including an executive bathroom), (b) the office and research and development area that lies directly east of the cafeteria and is bordered on the North side by the internal hallway that encloses the open R&D area and on the east side by a storage room, and (c) the 3 storage rooms at the southeast corner of the Building. The Premises consist of approximately 9,000 rsf and are more particularly shown on the site plan annexed hereto as Exhibit 1A by cross-hatching. References in this Lease to the “Premises” shall be construed as if followed by the phrase “or any part thereof” unless the context otherwise requires.

(d)	Base Rent: $1,427.88 per week.

(e)	Commencement Date: April 29, 2013.

(f)	Expiration Date: May 6, 2013.

(g)	Landlord's Notice Address: 89 Arkay Drive, Hauppauge, New York 11788.

(h)	Permitted Use: Distribution facility for solar panels and related office use.

(i)	Personal Property: All furniture and other personal property owned or leased by Tenant located upon the Premises.

(j)	Proportionate Share. A fraction, the numerator of which is the rentable square footage of the Premises and the denominator of which is the rentable square footage of the Building.

(k)	Rent Address. 89 Arkay Drive, Hauppauge, New York 11788; or at such other address(es) as Landlord may, from time to time, designate by notice to Tenant given in the manner prescribed in this Lease.

(l)	Tenant's Notice Address: 131 Heartland Boulevard, Brentwood, New York 11717.

(m)	Landlord's Broker: Newmark Grubb Knight Frank.

(n)	Tenant's Broker: N/A.
Section . The following terms, as used in this Lease and in all amendments to the Lease (unless otherwise specified or unless the context otherwise requires), shall have the meanings and/or be construed, as the case may be, as set forth below:

(a)	Additional Rent: All amounts payable by Tenant under this Lease, other than the Base Rent, and whether or not designated as Additional Rent, are deemed “Additional Rent.”

(b)	Business Days: Monday through Friday, excluding holidays observed by the State of New York, the federal government of the United States, and/or the labor unions servicing the Building.

(c)
Liabilities: All losses, claims, suits, demands, costs, liabilities, and expenses, including reasonable attorneys' fees, penalties, interest, fines, judgment amounts, fees, and damages, of whatever kind or nature.

(d)	Governmental Authority. Any federal, state, county, municipal or other governmental or regulatory authority, agency, board, department, bureau, body, commission, or instrumentality, or quasi-

governmental authority, and any court, arbitrator, or other administrative, judicial or quasi-judicial tribunal, or any other public or quasi-public authority, having jurisdiction over the Premises or the matter at issue.

(e)	Including: “Including” means “including but not limited to.” “Includes” means “includes without limitation.”

(f)	Insurance Requirements: Any code, order, directive, recommendation, or requirement of any fire insurance rating body or insurer applicable to the Premises.

(g)
Law: Any present or future law, statute, ordinance, regulation, code, judgment, injunction, arbitral award, order, rule, directive, proclamation, decree, common law or other requirement, ordinary or extraordinary, foreseen or unforeseen, of the Federal or any state or local government, or any political subdivision, arbitrator, department, commission, board, bureau, agency or instrumentality thereof, or of any court or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction, or of any other public or quasi-public authority or group, having jurisdiction over the Premises; and any reciprocal easement, covenant, restriction, or other agreement, restriction or easement of record affecting the Premises as of the date of this Lease or subsequent thereto.

(h)	Legal Requirements: All requirements of Law.

(i)	Person: Any individual, corporation, partnership, firm or other legal entity.

(j)	Rent: The Base Rent and Additional Rent.

(k)	Requirements: All applicable Legal Requirements and Insurance Requirements.

(l)
Sublease: Any lease, sublease, license or other agreement for the use or occupancy of space at the Premises (other than this Lease). “Subtenant” means any tenant, licensee or other occupant of space at the Premises (other than Tenant).

(m)
Unavoidable Delays: Delays due to strikes, lockouts, acts of God, inability to obtain labor or materials, government restrictions, enemy action, terrorist attack, civil commotion, fire or other casualty, shortages of materials, or other causes of a like nature beyond the reasonable control of Landlord or Tenant, as the case may be.

Article II.	Lease of Property; “As Is” Condition; Term of Lease; Permitted Use
Section . Subject to the terms and conditions of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises for a term that shall commence on the Commencement Date and end on the Expiration Date (the “Term”), subject to earlier termination pursuant to any of the terms, covenants, or conditions of this Lease or pursuant to Law.
Section . Tenant is the prior owner of the Entire Property, is currently occupying the Premises and accepts possession of the Premises in its “AS IS” condition on the Commencement Date and with full knowledge of the condition of the Premises and Entire Property. Except as otherwise expressly provided in this Lease, (a) Tenant has full responsibility for maintaining the Premises in its current condition, reasonable wear and tear and casualty excepted, and (b) Landlord has no obligation whatsoever to perform any work or make any repairs with respect to the Premises or Entire Property, to furnish any services with respect to the Premises or Entire Property, or to incur any expenses with respect to the Premises or Entire Property, and (c) Landlord has no responsibility with respect to the condition of the Premises or the Entire Property (including any latent defects). Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease.
Section . Subject to all of the other terms, covenants and conditions of this Lease, Tenant shall use the Premises only for the Permitted Use. Notwithstanding the foregoing, Tenant shall not at any time use or occupy the Premises, or suffer or permit anyone else to use or occupy the Premises, (a) in any manner that violates the provisions of this Lease or any Requirement, (b) so as to cause waste, (c) so as to violate any insurance policy then issued in respect of the Premises or to cause an increase in Landlord's insurance premiums beyond that customarily charged for similar buildings in the area, (d) so as to create a nuisance, or (e) for the conduct of disreputable activities.
Article III.Rent
Section . Tenant shall pay the Base Rent on the last day of the Term.
Section .Tenant shall pay all Additional Rent that is payable to Landlord within fifteen (15) days after Tenant is billed for such amount, unless a different time period is specified in this Lease. Landlord shall have the same rights and remedies with respect to non-payment of Additional Rent as Landlord has with respect to Base Rent.
Section . Rent payable to Landlord shall be paid to Landlord at Landlord's Address in lawful money of the United States of America by good check or, at Landlord's request, by wire transfer. All Rent shall be paid without deduction, abatement or setoff, except as otherwise expressly provided in this Lease. A bill for Rent payable to Landlord sent by first class mail to the address to which Notices are to be given under this Lease shall be deemed a proper demand for the payment of the amounts set forth therein.
Section . This is an absolutely net lease. Accordingly, Landlord shall receive a net return from the Premises equal to the Base Rent, without deduction for any expense or charge for the Premises (except as otherwise expressly provided in this Lease).
Section .If any Additional Rent is not paid within ten (10) days of the date due under this Lease, Tenant shall pay Landlord, as Additional Rent, a late charge equal to five percent (5%) of the overdue amount for, among other things, defraying the expenses incident to handling such delinquent payments. Such charge shall be in addition to, and not in lieu of, any other remedy Landlord may have.
Article IV.Payment of Utilities
Section . “Impositions” shall mean, collectively, (a) all water, sewer, and other utility charges imposed by any Governmental Authority with respect to the Land and Improvements, and (b) all fines, fees, charges, penalties, and interest imposed by any Governmental Authority or utility with respect to (i) the Premises and (ii) to the extent attributable to the acts or omissions of Tenant, its employees, contractors, servants, and employees, the Land and Improvements.
Section .(a) Throughout the Term, Tenant will pay, or cause to be paid, all Impositions as and when the same shall become due and payable. Notwithstanding the foregoing, when Landlord opens for business in the Building (construction and renovations shall not be deemed doing business), Tenant shall pay only its Proportionate Share of water and sewer charges.
Section .Tenant shall pay, or shall cause to be paid, all Impositions directly to the Governmental Authority charged with the collection thereof. Tenant shall deliver to Landlord, promptly upon request, photostatic copies of the receipted bills or other evidence reasonably satisfactory to Landlord showing the payment of such Impositions. Notwithstanding the foregoing, when Landlord opens for business in the Building (construction and renovations shall not be deemed doing business), Tenant shall pay Landlord, within 10 days after Tenant is billed therefor, Tenant's Proportionate Share of water and sewer charges payable by Landlord with respect to the Land and Improvements; and all other Impositions shall be paid directly to the Governmental Authority.
Section .Tenant shall obtain and pay for all utilities directly from and to the utilities and vendors serving the Land and Improvements, including fuel, gas, electric, trash collection, and telephone and internet service. Notwithstanding the foregoing, when Landlord opens for business in the Building (construction and renovations shall not be deemed doing business), Tenant shall pay only its Proportionate Share of fuel, electric, and ordinary trash collection. To the extent Tenant is engaged in bulk disposal of trash, property and/or equipment, Tenant shall pay the entire cost to remove same.

Article V.	Alterations

Section .
Tenant shall not make any additions, replacements, changes, alterations, installations, or improvements to the Premises (the “Alterations”) without Landlord's prior written consent, which may be granted or denied in Landlord's absolute discretion.

Section . All Alterations and repairs shall be made in a good and workmanlike manner, in compliance with all applicable Laws.
Section .Tenant shall, or shall cause its contractor(s) to, maintain during any period that Tenant is engaged in performing Alterations, and shall deliver to Landlord prior to commencing the Alterations, such insurance as Landlord shall require and shall deliver to Landlord, prior to commencing any Alterations, evidence of such insurance satisfactory to Landlord.

Section .
Tenant shall keep the Land and Improvements and this Lease free from any lien or other encumbrance filed or recorded in favor of any mechanic, materialman, architect or engineer and free from any similar lien or encumbrance with respect to work, material or services alleged to have been performed for Tenant. If any such lien or encumbrance is filed or recorded, Tenant shall discharge any such lien or encumbrance by bond or otherwise within thirty (30) days after Tenant receives notice of such lien or encumbrance. If Tenant fails to discharge such lien or encumbrance within such thirty (30) day period, Landlord may pay the amount reflected on such lien or encumbrance (or any portion thereof) and any costs, interest, and/or penalties imposed in connection therewith or take such other action as Landlord deems necessary or desirable to remove such lien or encumbrance, without being responsible for investigating the validity thereof and without regard to any objection by Tenant. The amount so paid and costs incurred by Landlord shall be deemed Additional Rent under this Lease payable within thirty (30) days after Tenant is billed therefor. Nothing in this Lease shall be deemed in any way to: (a) constitute Landlord's consent or request, express or implied, that any contractor, subcontractor, laborer or materialman provide any labor or materials for any alteration, addition, improvement or repair of the Premises; or (b) evidence Landlord's agreement to subject the Premises or the Land or Improvements to any such lien.

Article VI. Compliance with Law; Environmental Laws

Section .
During the Term Tenant shall conduct its operations and occupy the Premises (and shall cause any Subtenants to conduct their operations and occupy the Premises) in compliance with all Laws applicable to the Premises, and shall not, by its acts or omissions (or the acts or omissions of any Subtenant) violate any such Laws. Without limiting the foregoing, Tenant shall promptly cure all violations of Law arising from Tenant's or any Subtenant's particular manner of use of the Premises after the Commencement Date as to which a notice of violation is issued after the Commencement Date or as to which a directive or order has been issued by any public officer or other person having authority after the Commencement Date, promptly discharge of record any such notice of violation, promptly comply with any such order or directive, and pay all fines, penalties, interest and other costs imposed by any Governmental Authority in connection with any such violation or directive.

Section .
During the Term Tenant shall conduct its operations at the Premises in compliance with all Environmental Laws. At no time during the Term shall Tenant (a) introduce into the Premises any Hazardous Substances, except for cleaning materials and office products customarily and routinely used in the maintenance and operation of office buildings to the extent such materials and products are kept in reasonable quantities and are stored, handled, used and disposed of in compliance with all Environmental Laws; or (b) cause any release or discharge of Hazardous Substances from the Premises (including, but not limited to, ground water contamination). Tenant shall indemnify, defend, protect and hold harmless Landlord, its officers, directors, and employees from and against any and all Liabilities arising out of Tenant's breach of its obligations under this Section. “Environmental Laws” shall mean all Laws (a) relating to the environment, human health or natural resources; (b)

regulating, controlling or imposing liability or standards of conduct concerning Hazardous Substances; (c) relating to the remediation of the Premises for Hazardous Substances, including investigation, response, clean-up, remediation, prevention, mitigation or removal of any Hazardous Substance; or (d) requiring notification or disclosure of releases of Hazardous Substances or of the existence of any environmental conditions on or at the Premises, as any of the foregoing may be amended, supplemented, or supplanted from time to time. “Hazardous Substances” shall mean any and all substances, materials, chemicals and/or wastes which now or hereafter are classified or considered to be hazardous or toxic, or that are or become regulated by any Governmental Authority because of toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity under any Environmental Law applicable to the Premises, and shall also include (1) gasoline, diesel fuel, and other petroleum hydrocarbons; (2) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (3) polychlorinated biphenyls; (4) radon gas; and (5) flammable liquids and explosives.

Article VII.	Repairs and Maintenance

Section .
Tenant, at its own expense, shall at all times, subject to the provisions of Articles X and XI (a) maintain the Premises in good, orderly and safe condition, and (b) make such repairs and replacements to the Premises as are necessary to (i) repair any damage caused by Tenant or its Subtenant(s) or their contractors, agents, employees or invitees after the Commencement Date and (ii) maintain the Premises in the condition existing as of the Commencement Date, subject to normal wear and tear.

Section .	Tenant shall not permit any waste of the Premises or permit any nuisance to exist on the Premises.

Section .	Tenant shall keep the entire Premises and the sidewalks and parking lot adjoining the Building substantially free of any accumulation of dirt, rubbish, snow and ice.

Section .	Landlord is under no obligation to maintain, repair, clean, alter or improve the Premises or the Building, to comply with any Requirements, or to provide any service to the Premises.

Article VIII.	Insurance; Compliance with Insurance Requirements

Section .
Tenant, at Tenant's sole expense, shall maintain at all times during the Term (except as otherwise specifically provided below), and after the Term for so long as Tenant, or any Person holding through or under Tenant, remains in possession of the Premises, the following insurance:

Liability Insurance. Tenant shall maintain a policy of commercial general liability insurance in form acceptable to Landlord (the “Liability Policy”) protecting Tenant against claims of third parties for bodily injury, death, personal injury, and property damage (including personal injury liability covering libel, slander, false arrest and malicious prosecution, and fire and water damage legal liability) occurring in, upon, or about the Premises and any appurtenances thereto. Such policy shall include contractual liability coverage covering Tenant's indemnification obligations under this Lease with respect to covered claims. Such policy shall have a per occurrence combined single limit of at least Three Million Dollars ($3,000,000.00) annually and per location.

Property Insurance. Tenant shall maintain property insurance covering Tenant's property insuring against all risks, including fire, other risks and losses caused by explosion of boilers and other pressurized equipment, insured under the then customary form of policy (as of the Commencement Date, the required form of policy shall be Causes of Loss -- Special Form) (the “Property Damage Policy”). With respect to losses to Tenant's property, such policy shall be in an amount equal to 100% of the full replacement cost, and such coverage shall be, in any event, at least sufficient to avoid the effect of the co‑insurance provisions of the applicable policy or policies.

Workers Compensation. Tenant shall maintain workers compensation insurance as required by law and which shall include employer's liability insurance for all employees of Tenant, in accordance with the statutory limits required by Law.

Automobile Insurance. Tenant shall maintain a policy of Automobile Liability insurance on owned, non‑owned and hired motor vehicles used in connection with the operation of the Improvements with a combined single limit for bodily injury and property damage of not less than Three Million Dollars ($3,000,000.00).

Section .
All policies required by this Article shall be issued by insurance companies licensed to do business in the State of New York. All such insurers shall have a claims paying ability rating of no less than "A-1" and a financial class category rating of at least "VIII" by A.M. Best Company (or any successor rating agency or entity reasonably selected by Landlord if A.M. Best Company discontinues publishing ratings of insurance companies or if the rating system is changed). If it is commercially impracticable to obtain insurance from an insurer with an “A-1“ rating and a financial size category of at least “VIII” because of changes in the insurance industry or conditions in the vicinity of the Premises, Tenant's insurers shall have a policy holder's rating that is at least equal to the customarily required rating.

Section .	The Liability Policy shall name Tenant as insured and shall include as additional insureds the Landlord, its officers, directors and employees.

Section .
All insurance policies required by this Article shall (i) contain endorsements that such insurance may not be canceled or amended, except upon not less than thirty (30) days prior written notice to Landlord (if such endorsement is available), and (ii) be written as primary policies not contributing to or in excess of any policies carried by Landlord, and (iii) each contain a Waiver of Subrogation endorsement, in form and substance reasonably satisfactory to Landlord, in favor of the Landlord, its officers, directors, and employees.

Section .
Concurrently with execution of this Lease and thereafter at least fifteen (15) days prior to the expiration of any policy, Tenant shall deliver to Landlord a certificate or certificates evidencing the insurance required by this Article in form and content reasonably satisfactory to Landlord, together with evidence of payment of the annual premium for each policy. In addition, Tenant shall at any time and from time to time during the Term, promptly upon Landlord's request, furnish Landlord with a copy of the then current paid-up policy, appropriately authenticated by the insurer or, at Landlord's option, the Declarations page of such policy evidencing the required insurance.

Section .
If Tenant fails to maintain the insurance required by the foregoing provisions of this Article or to timely furnish to Landlord the required evidence of such insurance and payment of the insurance premiums, Tenant shall be responsible for all Liabilities incurred by Landlord with respect to such default, including any Liabilities that would have been covered by the insurance Tenant is required to maintain. If Tenant fails to maintain any of the insurance required by this Article, Landlord may, at its option, in addition to exercising any other remedies available to it under this Lease or at law, obtain the insurance described in this Article, in which event Tenant shall reimburse Landlord, as Additional Rent, within 10 days of being billed therefor, for the costs incurred by Landlord to obtain such insurance.

Section .	Tenant, at Tenant's expense, shall comply, and shall cause its Subtenants to comply, in all material respects at all times, with all Insurance Requirements.

Article IX.	Indemnity

Section .
Tenant shall indemnify and hold harmless the Landlord, its officers, directors, and employees from and against any and all Liabilities arising from or in connection with all of the following: (a)  any negligent act or omission, or any misconduct of Tenant and/or any of Tenant's officers, directors, employees, partners, members, agents, contractors, invitees, or Subtenants; (b) subject to Article X, any accident, injury or damage (including death) occurring in, at or about the Premises during the Term and after the Term for so long as Tenant, or any Person holding through or under Tenant, remains in possession of the Premises, except to the extent such Liabilities arise out of the Landlord's negligence or misconduct; (c) any breach or default by Tenant under this Lease; and (d) any holdover by Tenant, or by any Person(s) holding through Tenant, after the Expiration Date.

Article X.	Casualty Damage and Destruction; Release and Waiver of Subrogation

Section .
If the Premises are damaged or destroyed by fire or other cause (ordinary or extraordinary), Tenant shall give Landlord prompt notice of such event and, unless such damage is immaterial and Tenant repairs such damage within fifteen (15) days of the occurrence of such casualty, either party may terminate this Lease as hereinafter provided. Any repair and restoration effected by Tenant shall be effected in compliance with the requirements of Article V. Additional Rent (including Impositions) shall not be abated by reason of any such damage or destruction and Tenant's obligations under this Lease shall not be affected by reason of such damage or destruction.

Section .
If the Premises are not restored by Tenant within fifteen (15) days after the occurrence of the casualty, then either party may, at its option, terminate this Lease by notice given to the other party no later than thirty (30) days after such fire or other causal event. If such notice is given, this Lease shall cease and come to an end as of the date five (5) days after the date the other party receives such notice.

Section .
Landlord and Tenant shall, to the extent obtainable, each procure a clause in, or endorsement on, any property insurance carried by it, pursuant to which the insurance company waives its right of subrogation against the other party to this Lease and its agents and employees or consents to a waiver of the right of recovery against the other party to this Lease and its agents and employees. If an additional premium is required for the waiver or consent, the other party shall be advised of that amount and may, but is not obligated to, pay the same. If that party elects not to pay the additional premium, the waiver or consent shall not be required in favor of that party. Provided its right of full recovery under its insurance policy is not adversely affected, Landlord and Tenant each hereby releases the other (and its directors, officers, members, agents and employees) with respect to any claim (including a claim for negligence) it may have against the other for damage or loss covered by its property insurance (including business interruption and loss of rent).

Article XI.	Condemnation

Section .
If all or any portion of the Premises is taken by condemnation or eminent domain during the Term, this Lease shall automatically terminate as of the date of such taking. Any award for such condemnation or eminent domain proceeding shall belong to Landlord. Notwithstanding the foregoing, Tenant shall be entitled to claim and recover from the condemning authority its moving costs to the extent same does not diminish Landlord's award.

Article XII.	Subordination; Estoppel Certificates

Section .
This Lease, and the rights of Tenant under this Lease, are subject and subordinate in all respects to all present and future underlying leases of the Improvements, including all modifications, extensions and replacements thereof (“Superior Leases”) and all present and future mortgages on any Superior Lease or on the Building, including all modifications, extensions, supplements, consolidations and replacements thereof (“Mortgages”), and all advances under any Mortgage. This Section is self-operative and no further instrument of subordination is required. Tenant shall, within 15 days following receipt of Landlord's request, sign, acknowledge and deliver any instrument that Landlord, any landlord under a Superior Lease or any mortgagee under a Mortgage may request to evidence that subordination.

Section .
Landlord and Tenant shall, at any time and from time to time, within ten (10) Business Days following receipt of written request from the other party, execute, acknowledge and deliver a written statement certifying: that this Lease is in full force and effect and unmodified (or, if modified, stating the nature and date of such modification); the Commencement Date; the then Expiration Date; the dates to which the Rent reserved hereunder has been paid and the amount of such Rent; whether or not, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this Lease (and, if so, specifying each such default of which the signer shall have knowledge); if the signer is the Tenant, that Tenant is not in default of any of its obligations under this Lease; and as to such other matters regarding this Lease as may reasonably be requested. Failure to deliver such statement within said ten (10) Business Days' period shall be conclusive as to the facts stated in the requested certification and binding upon the party who failed to deliver such certification.

Article XIII.	Assignment; Sublease

Section .
Tenant shall not, without Landlord's consent (a) assign (by operation of law or otherwise), encumber or otherwise transfer this Lease or any interest in this Lease, or (b) sublet or permit others to occupy all or any part of the Premises (whether for desk space, mailing privileges or otherwise). If Tenant is a corporation, partnership, limited liability company, or other entity, the transfer (whether by a single transfer or by a series of related or unrelated transfers) of 50% or more of the stock, partnership interests, membership interests, or other interests of Tenant, however accomplished and whether effected voluntarily or by operation of Law, shall be deemed an assignment of this Lease, whether such transfer(s) shall involve a transfer or transfers of outstanding interests of Tenant and/or the issuance of interests in Tenant (whether stock, partnership, membership interests or other interests).

Article XIV.	Default; Insolvency Events; and Conditions of Limitation

Section .	This Lease and the term and estate thereof is subject to the conditional limitation set forth below. If any of the following events occur (each, an “Event of Default”):

(a)
If Tenant fails to pay Rent to Landlord when the same is due and payable under the terms of this Lease and such failure continues for a period of ten (10) days after written notice thereof is given to Tenant, or

(b)	Tenant fails to discharge any mechanic's or other lien that is its obligation to discharge under the terms of this Lease within the applicable time period provided in this Lease; or

(c)
Tenant, whether by action or inaction, fails to timely perform or observe any of the other terms, covenants or conditions of this Lease and such default is not remedied within twenty (20) days after written notice thereof is given to Tenant, provided that if such default cannot, with reasonable diligence, be fully remedied within such 20-day period, Tenant shall have as long as is reasonably necessary to cure such default, but in no event longer than three (3) months after the date such default notice is given to Tenant, provided Tenant commences compliance within such 20-day period (or as promptly as reasonably possible in an emergency) and thereafter pursues compliance to completion with reasonable diligence; or

(d)	Tenant deserts or abandons the Premises for ten or more consecutive days; or

(e)
A receiver is appointed for Tenant or any property of Tenant in any action, suit, or proceeding by or against Tenant and such appointment is not vacated or annulled within one hundred twenty (120) days, or

(f)	The interest of Tenant in this Lease or the rents from the Premises is sold under execution or other legal process;

then Landlord may, at any time during the continuance of such Event of Default, give Tenant notice of termination of this Lease and, upon the date five (5) days after service of such notice, this Lease and the term and estate thereof (whether or not the Commencement Date shall have occurred) shall terminate and end with the same force and effect as if that day were the day herein definitely fixed for the end and expiration of this Lease, but Tenant shall remain liable for damages as provided in this Lease and Landlord may resort to and enforce any of the remedies provided in Article XV below.

Section .	This Lease and the term and estate thereof is subject to the further conditional limitation that if any of the following events occur (“Insolvency Events”):

(a)	Tenant makes an assignment for the benefit of its creditors, or

(b)
If an involuntary petition is filed against Tenant under any bankruptcy or insolvency law or under the reorganization provisions of any law of like import, and such petition is not dismissed within one hundred twenty (120) days after the date filed; or

(c)
Tenant shall file a voluntary petition under any bankruptcy or insolvency law, or whenever any court of competent jurisdiction shall approve a petition filed by Tenant under the reorganization provisions of the United States Bankruptcy Act or under the provisions of any law of like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Act or under the provisions of any law of like import;

then Landlord may, at any time during the continuance of such Insolvency Event, give Tenant notice of termination of this Lease and, upon the date five (5) days after service of such notice, this Lease and the term and estate thereof (whether or not the Commencement Date shall have occurred) shall terminate and end with the same force and effect as if that day were the day herein definitely fixed for the end and expiration of this Lease, but Tenant shall remain liable for damages as provided in this Lease and Landlord may resort to and enforce any of the remedies provided in Article XV below

Article XV.	Remedies

Section .
If (a) this Lease is terminated pursuant to Article XIV, or (b) Landlord reenters or obtains possession of the Premises by summary proceedings or any other action or proceeding, or (c) Landlord reenters or obtains possession by any other legal act (which Landlord may do without further notice and without liability or obligation to Tenant or any occupant of the Premises if this Lease is terminated pursuant to Article XIV), all of the provisions of this Section shall apply (in addition to any other applicable provisions of this Lease):

(a)
Tenant shall immediately vacate the Premises and surrender the Premises to Landlord in good order, condition and repair, excepting reasonable wear and tear and damage that is not Tenant's obligation to repair; and, if Tenant fails to surrender the Premises in such condition, Tenant shall reimburse Landlord for all costs incurred by Landlord to restore the Premises to such condition.

(b)	Tenant shall pay Landlord the following amounts:

1)	All Rent payable to the date on which this Lease is terminated or Landlord reenters or obtains possession of the Premises; and

2)
Any deficiency between (i) the aggregate Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the periodic Additional Rent for each year thereof to be the same as was payable for the 12 month period immediately preceding the termination, re-entry or obtaining of possession); and (ii) the rents, if any, applicable to that period collected under any reletting of any portion of the Premises; and Tenant shall pay any such deficiency in monthly installments on the days specified in this Lease for payment of installments of the Base Rent, and Landlord shall be entitled to recover from Tenant each monthly deficiency as the same arises. No suit to collect the deficiency for any month shall prejudice Landlord's right to collect the deficiency for any subsequent month. Tenant shall not be entitled to any rents payable (whether or not collected) under any reletting, whether or not those rents exceed the Rent.

3)	Any costs and expenses incurred by Landlord in connection with the termination, reentry or obtaining of possession, including all repossession costs, reasonable attorneys' fees and disbursements.

(c)	Nothing contained in this Lease shall be considered to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages or otherwise by any Law.

Section .
Tenant hereby waives (a) the service of any notice of intention to re-enter or obtain possession of the Premises or to institute any legal action in connection therewith, and (b) on its own behalf and on behalf of all persons claiming under Tenant, including all creditors, any rights Tenant and all such persons might otherwise have under any Law to redeem the Premises, to re-enter or repossess the Premises, or to restore this Lease, after (i) Tenant is dispossessed pursuant to any Law or by any Authority, (ii) Landlord reenters or obtains possession of the Premises pursuant to any legal act, action or proceeding, or (iii) the date of termination of this Lease, whether by operation of law or pursuant to this Lease.

Section .
Either party may seek to enjoin any breach or threatened breach of any provision of this Lease. The right of any party to exercise any particular remedy available under this Lease, at law or in equity, shall not preclude such party from exercising any other remedy it might have pursuant to this Lease, in law or in equity. Each right and remedy specified in this Lease and each other right or remedy that may exist at law, in equity or otherwise upon breach of any provision in this Lease, shall be deemed distinct, separate and cumulative; and no right or remedy, whether exercised or not, shall be deemed to be in exclusion of any other unless otherwise expressly provided in this Lease.

Section .
If Landlord commences any summary proceeding against Tenant, Tenant shall not interpose any counterclaim in that proceeding (unless the failure to impose the counterclaim would preclude Tenant from asserting in a separate legal action the claim which is the subject of the counterclaim), and shall not seek to consolidate the proceeding with any other legal action.

Section .
If (a) there is then an Event of Default, or (b) if Tenant fails to comply with any obligation under this Lease which in Landlord's reasonable opinion creates an emergency, Landlord may, but is not obligated to, cure the default. Tenant shall reimburse Landlord, as Additional Rent, for all Liabilities incurred by Landlord in connection therewith, within ten (10) days after Tenant is billed for such Liabilities.

Section .
Tenant shall reimburse Landlord, as Additional Rent, for all costs and expenses incurred by Landlord in connection with any default by Tenant in the performance or observance of any of the terms, covenants or conditions on Tenant's part to be observed or performed under this Lease, including all costs and expenses incurred in interpreting and enforcing Landlord's rights and in instituting, prosecuting or defending any legal action by or against Tenant, including summary proceedings, or in connection with any dispute under this Lease. Such amounts shall be paid to Landlord within ten (10) days after Tenant is billed for such costs and expenses.

Section .
No payment by Tenant or receipt by Landlord of a lesser amount than the Rent shall be considered other than on account of the Rent. No endorsement or statement on any check or letter accompanying any check or payment shall prevent Landlord from cashing the check or otherwise accepting the payment, without prejudice to Landlord's right to recover the balance of the Rent or pursue any other remedy.

Section .
Tenant waives Tenant's right, if any, to designate the items against which any Rent payments made by Tenant pursuant to this Lease are to be credited and Tenant agrees that Landlord may apply any payments made by Tenant to any Rent items Landlord sees fit irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.

Section .
All legal actions relating to this Lease shall be adjudicated in any New York state courts or in any federal court having jurisdiction in the county in which the Premises are located. Tenant irrevocably consents to the personal and subject matter jurisdiction of those courts in any legal action relating to this Lease and waives any claim that any legal action relating to this Lease brought in any such court has been brought in an inconvenient forum. This consent to jurisdiction is self-operative and no further instrument or legal action, other than service of process in any manner permitted by Law or this Section, is necessary in order to confer jurisdiction upon the person of Tenant and the subject matter in question in any such court.

Section .	The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be considered to be restricted to their technical legal meanings.

Article XVI.	Security

Section .
Pursuant to the terms of the Contract, Tenant has deposited with Landlord's attorney, as Escrowee, the sum of $50,000.00 (the “Escrow”), which shall be disbursed in accordance with the provisions of the Contract. Landlord shall not be required to exhaust its remedies against Tenant or said Escrow before having recourse to Tenant, the Escrow or any other security held by Landlord, or before exercising any right or remedy against Tenant or the Escrow. The exercise of any right or remedy with respect to the Escrow shall not affect Landlord's right to pursue any other right or remedy.

Article XVII.	Broker

Section .
Tenant represents and warrants that it has not dealt with any broker other than Landlord's Broker (collectively, “Broker”) in connection with this Lease. Tenant shall indemnify and hold Landlord harmless from and against any and all claims for any brokerage fee or commission with respect to this lease transaction by any broker with whom Tenant has dealt or is alleged to have dealt (other than the Broker). Landlord shall indemnify and hold Tenant harmless from and against any and all claims for any brokerage fee or commission with respect to this lease transaction by any broker with whom Landlord, but not Tenant, has dealt or is alleged to have dealt (other than the Broker). Landlord shall pay Landlord's Broker any commission or commissions payable in respect of this Lease transaction. The provisions of this Section shall survive any termination of this Lease.

Section .	Tenant shall keep the Premises and this Lease free from any broker's lien, other than the lien of any broker that Landlord is obligated to pay pursuant to this Lease.

Article XVIII.	No Impairment of Landlord's Title

Section .
Nothing contained in this Lease, shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest, lien, charge or other encumbrance upon the estate of Landlord in the Premises.

Section .
Tenant shall not cause, or permit any Subtenant to cause, Landlord's fee estate in the Land or Improvements to be encumbered by any lien or other encumbrance, including any lien or other encumbrance filed or recorded in favor of any mechanic, materialman, architect, or engineer with respect to work, material or services alleged to have been performed at or with respect to the Premises. If any such lien or encumbrance is filed or recorded, Tenant shall discharge any such lien or encumbrance by bond or otherwise within thirty (30) days after Tenant receives notice of such lien or encumbrance. If Tenant fails to discharge such lien or encumbrance within such thirty (30) day period, Landlord may pay the amount reflected on such lien or encumbrance (or any portion thereof) and any costs, interest, and/or penalties imposed in connection therewith or take such other action as Landlord deems necessary or desirable to remove such lien or encumbrance, without being responsible for investigating the validity thereof and without regard to any objection by Tenant. The amount so paid and costs incurred by Landlord shall be deemed Additional Rent under this Lease payable within thirty (30) days after Tenant is billed therefor. Nothing in this Lease shall be deemed in any way to: (a) constitute Landlord's consent or request, express or implied, that any contractor, subcontractor, laborer or materialman provide any labor or materials for any alteration, addition, improvement or repair of the Premises; or (b) evidence Landlord's agreement to subject its fee estate to any such lien.

Article XIX.	Quiet Enjoyment

Section .
Landlord covenants that if and so long as Tenant observes and performs each and every covenant, agreement, term, provision and condition of this Lease on the part of Tenant to be observed and performed, Tenant shall quietly enjoy the Premises without hindrance or molestation of Landlord or any Person acting through Landlord, subject to the covenants, agreements, terms, provisions and conditions of this Lease.

Article XX.	Landlord Access

Section .
Landlord shall have the right from time to time to enter the Premises at reasonable times on reasonable prior notice, which may be oral (but prior notice shall not be required in an emergency), to inspect the Premises, to show the Premises to others, to take measurements, to make repairs to the Improvements, to make alterations and improvements to the Improvements, and/or to comply with Laws. Landlord may leave in the Premises such materials that may be required for use in such repairs. If Tenant is not present when Landlord desires to enter the Premises, Landlord or Landlord's contractors may enter the Premises (by force, in the event of an emergency) without liability to Tenant.

Section .	Tenant consents to Landlord's removal of the demising walls separating the 3 storage rooms at the southwest corner of the Building and will cooperate with Landlord's efforts to remove such walls.

Article XXI.	Limitation of Landlord Liability

Section .
If Landlord sells, assigns, or otherwise transfers (whether by operation of law or otherwise) all or part of its or their interest in the Premises, the Land and/or Improvements, or this Lease, (a) the transferor shall be relieved of all obligations and liabilities of Landlord under this Lease accruing after the effective date of the transfer, and (b) the transferee shall be deemed to have assumed all of Landlord's obligations and liabilities under this Lease effective from and after the effective date of the transfer.

Section .
Landlord, its partners, members, shareholders, officers, directors and principals, disclosed and undisclosed, shall have no personal liability under or in connection with this Lease. Tenant shall look only to Landlord's interest in the Land and Improvements and this Lease for the satisfaction of Tenant's remedies or to collect any judgment requiring the payment of money by Landlord or such persons under or in connection with this Lease. No other assets of Landlord or such persons shall be subject to lien, levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies or the collection of any judgment under or in connection with this Lease. If Tenant acquires a lien on such other property or assets by judgment or otherwise, Tenant shall promptly release that lien by signing, acknowledging and delivering to Landlord any instrument, prepared by Landlord, required for the lien to be released.

Article XXII.	Waiver of Jury Trial

Section .	LANDLORD AND TENANT EACH WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY

WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT'S USE OR OCCUPANCY OF THE PREMISES, INCLUDING ANY CLAIM OF INJURY OR DAMAGE, AND ANY EMERGENCY AND OTHER STATUTORY REMEDY WITH RESPECT THERETO.

Article XXIII.	Notices

Section .
Except as may be provided in this Lease, any notice or other communication under this Lease, other than any Rent bill, shall be in writing and shall be sent by United States express mail or by a nationally recognized overnight delivery service that provides receipts or by hand delivery addressed to the party for whom intended at its Notice Address. Any such notice or other communication shall be deemed given and received when delivered or refused or when delivery is attempted on a Business Day during normal business hours. Rent bills to Tenant may be sent in the manner set forth above or may be sent by first class mail; provided that nothing contained in this Section shall be deemed to require Landlord to bill or otherwise make demand on Tenant for the payment of Rent, except where this Lease expressly requires billing.

Section .
Either party may, by notice to the other party, designate a different address (or addresses) for notices and other communications intended for it, which designation shall become effective on the date such notice is received.

Article XXIV.	End of Term

Section .
On the Expiration Date or such earlier date that this Lease terminates or expires, Tenant shall peaceably and quietly surrender the Premises to Landlord vacant, broom clean, in good order and in the condition existing as of the Commencement Date excepting reasonable wear and tear and damage from casualty and condemnation, free and clear of all Subleases, liens, and other encumbrances (except for liens created by Landlord), and with all Personal Property acquired (or leased) by Tenant and all personal property of Subtenants removed. Tenant shall deliver to Landlord, on or before the Expiration Date or such earlier date that this Lease terminates or expires, upon Landlord's request, all licenses, permits, warranties, and guaranties then in effect for the Land and Improvements (and shall assign same to Landlord upon Landlord's request). Tenant shall reasonably cooperate with Landlord to achieve an orderly transition of the Premises to Landlord's control.

Section .
Any personal property of Tenant or any Subtenant which shall remain on the Premises or the Land and Improvements after the Expiration Date or such earlier date that this Lease terminates or expires, may, at the option of Landlord, be deemed to have been abandoned and either may be retained by Landlord as its property or be disposed of, without accountability, in such manner as Landlord may see fit. Tenant shall reimburse Landlord, as Additional Rent, for all costs and expenses incurred by Landlord in connection with disposing of such property.

Section .
If the Premises are not vacated and surrendered in accordance with this Lease on the Expiration Date or sooner termination of this Lease, Tenant shall be liable to Landlord for (a) all Liabilities incurred by Landlord in connection with such holdover, including Liabilities incurred in connection with any summary proceedings, action or proceeding to recover possession of the Premises from Tenant and any Subtenants, and (b) per diem use and occupancy in respect of the Premises equal to the Base Rent and Additional Rent, and (c) all damages incurred by Landlord in connection with such holdover. If only a portion of the Premises is timely vacated and surrendered, Tenant shall nevertheless remain liable for per diem use and occupancy with respect to the entire Premises. In no event shall this Section be construed as permitting Tenant (or other occupants) to remain in possession of the Premises after the Expiration Date or sooner termination of this Lease.
Article XXV.Miscellaneous

Section .	This Lease may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Section .
Receipt or acceptance of Rent by Landlord and payment of any Rent by Tenant shall not be deemed to be a waiver of any default under the covenants, agreements, terms, provisions and conditions of this Lease, or of any right which Landlord or Tenant, as the case may be, may be entitled to exercise under this Lease. Failure to insist upon the strict performance of any of the provisions of this Lease or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such provision, right, remedy or election, but the same shall continue and remain in full force and effect. The waiver by either party of any breach of this Lease shall not be deemed a waiver of any future breach.

Section .
Consent of Landlord to any act or matter must be in writing and shall apply only with respect to the particular act or matter to which such consent is given and shall not relieve Tenant from the obligation wherever required under this Lease to obtain the consent of Landlord to any other act or matter. If Tenant requests Landlord's consent or approval and Landlord fails or refuses to give such consent or approval, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent or approval, it being intended that Tenant's sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold or delay its consent or where as a matter of law Landlord may not unreasonably withhold its consent.

Section .	Landlord and Tenant acknowledge that they are not partners or joint venturers and that they do not stand in a fiduciary relationship to one another.

Section .
If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by Law.

Section .	This Lease is governed by and shall be construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

Section .
The covenants, agreements, terms, provisions and conditions of this Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and the permitted successors and assigns of Tenant.

Section .
Each party represents and warrants (a) that this Lease has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, (b) that there are no actions, suits or proceedings pending or, to the knowledge of such party, threatened against or affecting such party, at law or in equity or before any Governmental Authority which would impair such party's ability to perform its obligations under this Lease, and (c) that the consummation of the transactions hereby contemplated and the performance of this Lease will not result in any breach or violation of, or constitute a default under any lease, bank loan or credit agreement. If Tenant is not an individual, Tenant shall provide to Landlord, upon Landlord's request, evidence that the execution and delivery of this Lease have been duly authorized by Tenant and that the person or persons executing and delivering this Lease on behalf of Tenant have been duly authorized to do so, together with a certified copy of Tenant's articles of incorporation, partnership agreement or operating agreement, as applicable, and all amendments thereto.

Section .
If there is to be any excavation or construction on land adjacent to the Premises, Tenant shall permit the Person performing such excavation or construction to enter the Premises for the purpose of performing such work as is reasonably necessary or desirable to support and preserve the Improvements, upon such terms and conditions as Tenant may reasonably impose, without any abatement of the Rent.

Section .This Lease represents the entire agreement of the parties with respect to the Premises, and, accordingly, all prior understandings and agreements between the parties with respect to the Premises (except as set forth in the Contract) are merged into this Lease, which alone fully and completely expresses the agreement of the parties.
Section .The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation.
Section .This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.
Section .Each covenant, agreement, obligation or other provision of this Lease on Tenant's part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.
Section .All terms and words used in this Lease shall be deemed to include any other number and any other gender as the context may require.
Section .The submission of drafts of and comments to this Lease, the negotiation of this Lease, and the exchange of correspondence concerning the negotiation and execution of this Lease shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party. This Lease shall become a binding agreement only after both Landlord and Tenant have executed this Lease and duplicate originals thereof (including any counterparts) shall have been delivered to the respective parties.
Section .This Lease may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
Section .Concurrently with execution and delivery of this Lease, Tenant shall cause Robert Ward to execute and deliver to Landlord a “Limited Guaranty” in the form annexed hereto as Exhibit 2, with all blank spaces properly completed by Purchaser's attorney.
IN WITNESS WHEREOF, the parties hereto have duly executed this instrument as of the day and year first above written.
VICON INDUSTRIES, INC.
By
Name and Title: Kenneth Darby, President
1290 MOTOR PARKWAY, LLC
By
Name and Title: Robert Ward, Manager

EXHIBIT 1

Description of Land

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE TOWN OF ISLIP, COUNTY OF SUFFOLK AND STATE OF NEW YORK, BEING BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE EASTERLY SIDE OF HEARTLAND BOULEVARD SAID POINT OR PLACE OF BEGINNING BEING 2279.05 FEET NORTHERLY ALONG THE EASTERLY SIDE OF HEARTLAND BOULEVARD FROM THE NORTHERLY END OF 40.00 FOOT RADIUS CURVE WHICH CONNECTS THE EASTERLY SIDE OF HEARTLAND BOULEVARD WITH THE NORTHERLY SIDE OF LONG ISLAND AVENUE.

RUNNING THENCE NORTHERLY ALONG THE EASTERLY SIDE OF HEARTLAND BOULEVARD FROM SAID POINT OR PLACE OF BEGINNING N 0° 33' 15" W, A DISTANCE OF 205.80 FEET TO A POINT.

THENCE EASTERLY N 89° 26' 45" E, 635.00 FEET TO THE WESTERLY SIDE OF SAGTIKOS STATE PARKWAY (STATE OF NEW YORK).

THENCE SOUTHERLY ALONG THE WESTERLY SIDE OF SAGTIKOS STATE PARKWAY (STATE OF NEW YORK) S 0° 33' 15" E, A DISTANCE OF 205.80 FEET TO A POINT.

THENCE WESTERLY S 89° 26' 45" W, A DISTANCE OF 635.00 FEET TO THE EASTERLY SIDE OF HEARTLAND BOULEVARD AND SAID POINT OR PLACE OF BEGINNING.

EXHIBIT 1A

DIAGRAM OF PREMISES

FLOOR PLAN:

HEARTLAND BOULEVARD
N
Entrance
Office Area
Storage
Drive In
Loading Docks (3)
Storage

EXHIBIT 2

LIMITED GUARANTY

LIMITED GUARANTY

Landlord	Vicon Industries, Inc., its grantees, successors, and assigns

Tenant	1290 Motor Parkway LLC, its successors and assigns

Building	The building known as 131 Heartland Drive, Brentwood (Town of Islip), New York

Premises
(a) An administrative office in the southwest corner of the Building (and including an executive bathroom), (b) the office and research and development area that lies directly east of the cafeteria and is bordered on the North side by the internal hallway that encloses the open R&D area and on the east side by a storage room, and (c) the 3 storage rooms at the southeast corner of the Building. The Premises consist of approximately 9,000 rsf and are more particularly shown on the site plan annexed to the Lease (as same may be reconfigured or changed pursuant to any amendment of the Lease)

Lease	Lease, dated on or about April 29, 2013, between Vicon Industries, Inc., as Landlord, and 1290 Motor Parkway LLC, as Tenant, for the Premises, as such lease may be amended, extended, and modified

Guarantor	Robert Ward

To induce Landlord to lease the Premises to Tenant pursuant to the Lease and intending to be legally bound, Guarantor has executed and delivered this Guaranty to Landlord. Guarantor represents that he is a principal of Tenant.

Guarantor hereby unconditionally and absolutely guarantees to Landlord all of the following obligations:

1.
The full, prompt, and complete payment of all monetary obligations of Tenant to Landlord arising after the termination or expiration of the Lease term, by reason of Tenants occupancy of the Premises (or the occupancy of the Premises by anyone holding under or through Tenant) after such termination or expiration of the Lease term, including but not limited to use and occupancy payable at law or under any stipulation or settlement agreement, and any payments due in connection with any month-to-month tenancy, if any, that may arise, at or after the Vacate Date; and

2.
All reasonable attorneys' fees incurred by Landlord to obtain possession of the Premises if Tenant fails to deliver to Landlord vacant, broom clean possession of the Premises on or before July 31, 2013.

The “Vacate Date” is the date that Tenant surrenders the Premises to Landlord broom clean and vacant, and free of all occupants, and delivers to Landlord the keys to the Premises.

Landlord is not obligated to give Guarantor notice of any default by Tenant under the Lease, any termination or vacate notice, or any other notice. Guarantor also waives acceptance and notice of acceptance of this Guaranty. Guarantors liability under this Guaranty shall not be affected or impaired by any delay by or failure of Landlord in enforcing any of its rights or remedies under the Lease or at law, or by any deferral, waiver, settlement or release of Tenants obligations under the Lease.

Landlord may proceed against Guarantor at any time, either independently of or concurrently with Landlords application of any security or escrow held by Landlord or Landlord's attorney.

Guarantors obligations under this Guaranty shall be unaffected by any discharge or release of the Tenant, its successors or assigns, or any of their debts, in connection with any bankruptcy, reorganization, or other insolvency proceeding or assignment for the benefit of creditors; any rejection or disaffirmation of the Lease in any bankruptcy, reorganization, or other insolvency proceeding or assignment for the benefit of creditors; or any reduction, modification, impairment or limitation of the liability of the Tenant, its successors or assigns, or of Landlords remedies under the Lease, in connection with any bankruptcy, reorganization or other insolvency proceeding or any assignment for the benefit of creditors. In addition, if Landlord is required to disgorge or pay back to the Tenants estate any payments made by the Tenant under the Lease in connection with any bankruptcy, reorganization or insolvency proceeding, Guarantors obligations as to such payments shall be reinstated.

Guarantors liability shall not be affected or impaired by reason of any modification or amendment of the Lease.

Guarantor waives all right to trial by jury in any action or proceeding to which Landlord and Guarantor are party, with respect to any claim, counterclaim, cross-claim, or defense raised with respect to this Guaranty or the Lease.

Guarantor shall reimburse Landlord for all costs and expenses incurred by Landlord in enforcing and/or attempting to enforce this Guaranty, including but not limited to court costs, reasonable attorneys' fees and disbursements. Guarantor shall so reimburse Landlord within 10 days after Landlord bills Guarantor for such costs and expenses.

This Guaranty shall be binding upon Guarantor, his successors and legal representatives, and shall inure to the benefit of Landlord, its successors, grantees, legal representatives and assigns.

This Guaranty shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has set his hand this 29th day of April, 2013.

WITNESS:

______________________	______________________________
Name: Robert Ward
Soc. Sec. No.:_________-----_______
Address:______________________

INDIVIDUAL ACKNOWLEDGMENT

STATE OF NEW YORK )
) ss.:
COUNTY OF ___________ )

On the 29th day of April in the year 2013 before me, the undersigned, a Notary Public in and for said State, personally appeared ROBERT WARD, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.
________________________
Notary Public

EXHIBIT D
NOTICE OF PETITION AND PETITION

DISTRICT COURT OF THE STATE OF NEW YORK
COUNTY OF SUFFOLK: FIFTH DISTRICT,
LANDLORD/TENANT PART
-----------------------------------------------------------------------X
VICON INDUSTRIES, INC.,

Petitioner,

     -against-

1290 MOTOR PARKWAY, LLC,

Respondent.
-----------------------------------------------------------------------X
NOTICE OF VERIFIED PETITION: COMMERCIAL HOLDOVER Index No.
To the respondent above named and described, in possession of the Premises hereinafter described or claiming possession thereof:
PLEASE TAKE NOTICE that a hearing at which you must appear will be held at the District Court of the State of New York, Suffolk County, Fifth District located at located at 3105 Veteran's Memorial Highway, Ronkonkoma, NY, Landlord/Tenant Part, on ______________, 2013 at 9:30 a.m., on the annexed Verified Petition of Vicon Industries, Inc., which prays for a final judgment of eviction:
1. awarding to the petitioner possession of that portion of the building (the “Building”) known as 131 Heartland Boulevard, Brentwood (Town of Islip), New York 11717 (Suffolk County Tax Map No. 0500-134.00-5.00-0001.000) described as follows: (a) an administrative office in the southwest corner of the Building (and including an executive bathroom), (b) the office and research and development area that lies directly east of the cafeteria and is bordered on the North side by the internal hallway that encloses the open R&D area and on the east side by a storage room, and (c) the 3 storage rooms at the southeast corner of the Building; which premises consist of approximately 9,000 rsf;
2. issuing a warrant to remove respondent from the Premises, and

3, further granting to the petitioner such other and further relief as is demanded in the Petition, which you must answer.
TAKE NOTICE that your answer may set forth any defense or counterclaim you may have against the petitioner.
TAKE NOTICE also that if you shall fail at such time to interpose and establish any defense that you may have to the allegations of the Petition, you may be precluded from asserting such defense or the claim on which it is based in any other proceeding in this action.
TAKE NOTICE also that your answer may be made at the time of hearing specified above unless this Notice of Petition is served upon you on or before ______________, 2013 in which event you must answer at least 3 days before the Petition is noticed to be heard, either orally before the clerk of the court at his or her office or in writing by serving a copy thereof upon the undersigned attorney for the petitioner, and by filing the original of such written answer with proof of service thereof in the office of the clerk at least 3 days before the time the petition is noticed to be heard; in addition thereto, you must appear before the court at the time and place hereinabove set forth for the hearing.
TAKE NOTICE that your failure to appear and answer may result in final judgment by default for the petitioner.
Dated:    ________________, 2013
RUSKIN MOSCOU FALTISCHEK, P.C.

By:_______________________________________
Douglas J. Good, Esq.
1425 RXR Plaza
Uniondale, New York 11556
(516) 663-6000
Attorney for Petitioner

TO:    1290 Motor Parkway, LLC
131 Heartland Boulevard
Brentwood, New York 11717

Macca & Stern, LLP
Attorney for Respondent
135 Pinelawn Road
Melville, NY 11747

566896
DISTRICT COURT OF THE STATE OF NEW YORK
COUNTY OF SUFFOLK: FIFTH DISTRICT,
LANDLORD/TENANT PART
--------------------------------------------------------------x
VICON INDUSTRIES, INC.,

Petitioner,            VERIFIED PETITION

-against-                        COMMERCIAL
HOLDOVER
1290 MOTOR PARKWAY, LLC,
Index No.
Respondent.
--------------------------------------------------------------x

The VERIFIED PETITION OF Vicon Industries, Inc., Lessor of the Premises shows that:
1.The undersigned is the _______ of Vicon Industries, Inc. (“Petitioner”), a New York corporation, duly authorized to transact business in the State of New York. Petitioner is the prime tenant and sublessor of the Premises hereinafter described and is authorized to maintain this proceeding.
2.The Premises from which removal is sought constitute a portion of the building (the “Building”) known as 131 Heartland Boulevard, Brentwood (Town of Islip), New York 11717 (Suffolk County Tax Map No. 0500-134.00-5.00-0001.000) described as follows: (a) an administrative office in the southwest corner of the Building (and including an executive bathroom), (b) the office and research and development area that lies directly east of the cafeteria and is bordered on the North side by the internal hallway that encloses the open R&D area and on the east side by a storage room, and (c) the 3 storage rooms at the southeast corner of the Building; which premises consist of approximately 9,000 rsf. The Premises are more particularly shown on the site plan annexed hereto as Exhibit 1A by cross-hatching. Said Premises and Building are situated within the territorial jurisdiction of the District Court, County of Suffolk, Fifth District.
3.Respondent, 1290 Motor Parkway, LLC (“Respondent”), is the subtenant of said Premises who entered in possession thereof under a written lease agreement made on April 29, 2013 between Respondent, as tenant, and Petitioner, as landlord, for the term commencing on April 29, 2013 and ending on May 6, 2013 wherein Respondent promised to pay to Petitioner as weekly rent $1,427.88. A copy of said agreement (“Lease Agreement”) is annexed hereto as Exhibit 1B.
4.Respondent entered into possession of the Premises on or before April 29, 2013 and is now in possession of said Premises.
5.Under the terms of the Lease Agreement, Respondent agreed to pay rent for the Premises at the rate of $1,427.88 per week (commencing April 29, 2013), plus the costs and disbursements, including attorneys' fees, which might be incurred by Petitioner in any action to enforce Petitioner's rights under the Lease Agreement.
6.The term for which Respondent leased the Premises has expired.
7.Respondent has not quit the Premises and surrendered possession to Petitioner at the expiration of its term, to wit, but continues to hold over and remain in possession without Petitioner's permission.
8.The Premises are not subject to Rent Control, Rent Stabilization or the Emergency Tenant Protection Act of 1974 because they are rented for business purposes.
WHEREFORE, Petitioner requests: that a final judgment be made awarding Petitioner possession of the Premises; that a warrant issue to remove respondent from possession of the Premises; that Petitioner be awarded a money judgment against respondent for use and occupancy of the Premises in an amount to be determined by the Court, and for attorneys' fees in an amount to be determined by the Court in accordance with the Lease; and such other and further relief as the Court deems just, proper and equitable together with costs and disbursements of this proceeding.
Dated:    __________, 2013
VICON INDUSTRIES, INC.

By:____________________________________
___________, ___________

RUSKIN MOSCOU FALTISCHEK, P.C.

By:____________________________________
Douglas J. Good, Esq.
1425 RXR Plaza
Uniondale, NY 11556-1425
(516) 663-6630

VERIFICATION

STATE OF NEW YORK)
) SS:
COUNTY OF         )

I am the _____________of Petitioner, Vicon Industries, Inc., the Lessor of a portion of the building (the “Building”) known as 131 Heartland Boulevard, Brentwood (Town of Islip), New York 11717 (Suffolk County Tax Map No. 0500-134.00-5.00-0001.000) described as follows: (a) an administrative office in the southwest corner of the Building (and including an executive bathroom), (b) the office and research and development area that lies directly east of the cafeteria and is bordered on the North side by the internal hallway that encloses the open R&D area and on the east side by a storage room, and (c) the 3 storage rooms at the southeast corner of the Building; which premises consist of approximately 9,000 rsf.. I have read the foregoing petition and know the contents thereof, the same are true to the best of my knowledge, except as to those matters therein stated to be allege upon information and belief and as to those matters, I believe them to be true.

By:____________________________________

Sworn to before me this
day of ______, 2013

________________________________
Notary Public

EXHIBIT 1A TO PETITION

DIAGRAM OF PREMISES

EXHIBIT 1B

LEASE OF PREMISES

:

EXHIBIT E
ANSWER AND STIPULATION

DISTRICT COURT OF THE STATE OF NEW YORK
COUNTY OF SUFFOLK: FIFTH DISTRICT,
LANDLORD/TENANT PART

VICON INDUSTRIES, INC.,	RESPONDENT-TENANTS' VERIFIED ANSWER AND CONSENT TO JUDGMENT Index No.

Petitioner,

against

1290 MOTOR PARKWAY, LLC.,

Respondent.

Respondent, 1290 Motor Parkway, LLC, by its attorney, Macca & Stern LLP, answering the Verified Petition of Vicon Industries, Inc. (“Petition”), alleges and shows:
1.Admits each and every allegation of the Petition.
2.Admits that it is holding over after the expiration of its term, without consent of the Landlord.
3.Consents to entry of a judgment of possession of the leased premises to petitioner and consents to issuance of a warrant of eviction, provided the warrant is stayed to and including July 31, 2013.
MACCA & STERN, LLP

By: _________________________

135 Pinelawn Road

Melville, NY 11747
Attorney for Respondent

TO:    RUSKIN MOSCOU FALTISCHEK, P.C.
Douglas J. Good, Esq.
1425 RXR Plaza
Uniondale, NY 11556-1425
Attorney for Petitioner

VERIFICATION

STATE OF NEW YORK    )
    ) ss:
COUNTY OF             )

I am member and manager of Respondent, 1290 Motor Parkway, LLC., the Tenant of a portion of the building (the “Building”) known as 131 Heartland Boulevard, Brentwood (Town of Islip), New York 11717 (Suffolk County Tax Map No. 0500-134.00-5.00-0001.000) described as follows: (a) administrative office in the southwest corner of the Building (and including an executive bathroom), (b) the office and research and development area that lies directly east of the cafeteria and is bordered on the North side by the internal hallway that encloses the open R&D area and on the east side by a storage room, and (c) the 3 storage rooms at the southeast corner of the Building; which premises consist of approximately 9,000 rsf. I have read the foregoing Answer and Consent to Judgment and know the contents thereof, the same are true to the best of my knowledge, except as to those matters therein stated to be allege upon information and belief and as to those matters, I believe them to be true.

____________________________________
ROBERT WARD, Member and Manager

Sworn to before me this
day of __________, 2013

________________________________
Notary Public

DISTRICT COURT OF THE STATE OF NEW YORK
COUNTY OF SUFFOLK: FIFTH DISTRICT
LANDLORD/TENANT PART

VICON INDUSTRIES, INC.,	STIPULATION Index No.

Petitioner,

against

1290 MOTOR PARKWAY, LLC.,

Respondent.

WHEREAS, Petitioner commenced this proceeding by filing the Notice of Petition and Petition with the Court on ________________, 2013 and service of same on _________________, 2013; and
WHEREAS, Respondent has answered the Petition and appears in this proceeding by its undersigned counsel, Macca & Stern, LLP; and
WHEREAS, Respondent admits the allegations of the Petition, remains in possession of the Premises, and has no defense to the Petition;
NOW, THEREFORE, IT IS HEREBY STIPULATED and AGREED by the undersigned attorneys for the Petitioner and Respondent, as follows:
1.The foregoing recitals are incorporated by reference into the body of this Stipulation as if set forth at length hereat.
2.Respondent appears in the proceeding by its attorney, Macca & Stern, LLP.

3.Respondent acknowledges due service upon it of the Notice of Petition and Verified Petition.
4.Respondent acknowledges that it has no defense to this proceeding and that Petitioner is entitled to possession of the following described premises (the “Premises”): a portion of the building (the “Building”) known as 131 Heartland Boulevard, Brentwood (Town of Islip), New York 11717 (Suffolk County Tax Map No. 0500-134.00-5.00-0001.000) described as follows: (a) an administrative office in the southwest corner of the Building (and including an executive bathroom), (b) the office and research and development area that lies directly east of the cafeteria and is bordered on the North side by the internal hallway that encloses the open R&D area and on the east side by a storage room, and (c) the 3 storage rooms at the southeast corner of the Building; which premises consist of approximately 9,000 rsf.
5.Respondent hereby consents to the issuance of a judgment in favor of the Petitioner awarding to Petitioner possession of the Premises.
6.Petitioner will seek immediate issuance of a warrant of eviction, with execution of the warrant to be stayed to and including July 31, 2013. In the event the Court issues a warrant without providing for a stay to and including July 31, 2013, Petitioner nonetheless agrees that it will not cause said warrant to be executed prior to July 31, 2013.
7.In consideration of the provisions of foregoing ¶ 6 of this Stipulation, Respondent consents to the issuance of a warrant to remove Respondent from the Premises.
8.Petitioner waives its right to recover Base Rent arrears under the Lease for the period through the Expiration Date of the Lease.
9.Respondent shall comply with all of its obligations under the Lease with respect to the Premises until the date Respondent vacates the Premises leaving same broom clean, vacant, and free of all subtenancies, license agreements, and other occupancy agreements (the “Actual Vacate Date”), which Lease obligations are incorporated herein; provided that (1) no leasehold estate is created by this agreement, and (2) no Base Rent is payable with respect to the Premises, and (3) Petitioner waives any right it may have to recover any use and occupancy payments with respect to the Premises for the period from the expiration of the term of the Lease through July 31, 2013 except as hereinafter provided. Notwithstanding the foregoing, if Respondent fails to vacate the Premises as above provided on or before July 31, 2013, then Respondent shall pay Petitioner, for each day elapsed between July 31, 2013 and the Actual Vacate Date, the sum of $203.98 per day as use and occupancy.
10.Petitioner and Respondent each waives any right it may have to recover attorneys' fees from the other; provided that if Respondent fails to vacate the Premises on or before July 31, 2013, then Respondent shall reimburse Petitioner for all reasonable attorneys' fees and disbursements incurred by Petitioner to obtain vacant possession of the Premises.
11.Respondent waives any and all rights to contest its removal from the Premises subsequent to July 31, 2013, including but not limited to the right to seek any stay of execution of a warrant of eviction beyond July 31, 2013; the right to seek to amend its answer in this proceeding; or the right to appeal from any judgment of possession granted herein.

12.The parties to this Stipulation acknowledge that each has received from the other good and valuable consideration for the mutual promises exchanged herein.
Dated:    _______________, 2013

RUSKIN MOSCOU FALTISCHEK, P.C. By: _______________________________ Douglas J. Good, Esq. 1425 RXR Plaza Uniondale, NY 11556-1425 Attorney for Petitioner	MACCA & STERN, LLP By: ______________________________ 135 Pinelawn Road Melville, NY 11747 Attorney for Respondent

1290 MOTOR PARKWAY, LLC
By:__________________________
Respondent
Name:
Title: